                                                                   EXHIBIT 10.54





                AMENDED AND RESTATED FACILITIES LEASE AGREEMENT

                                    between


                           BRAZOS RIVER LEASING L.P.

                                      and

                DIAMOND SHAMROCK REFINING AND MARKETING COMPANY


                         Dated as of December 19, 1996





       _________________________________________________________________
       _________________________________________________________________


         THIS AMENDED AND RESTATED FACILITIES LEASE AGREEMENT HAS BEEN
                              ASSIGNED AS SECURITY
                 FOR INDEBTEDNESS OF BRAZOS RIVER LEASING L.P.
                               SEE SECTION 19.10

This Amended and Restated Facilities Lease Agreement has been manually executed in 9 counterparts, numbered consecutively from 1 through 9, of which this is No.____. To the extent, if any, that this Amended and Restated Facilities Lease Agreement constitutes chattel paper (as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction) no security interest in this Amended and Restated Facilities Lease Agreement may be created or perfected through the transfer or possession of any counterpart other than the original executed counterpart which shall be the counterpart identified as counterpart No. 1.

                               TABLE OF CONTENTS

                AMENDED AND RESTATED FACILITIES LEASE AGREEMENT


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

ARTICLE I  DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

                 Section 1.01.    Defined Terms.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 Section 1.02.    Forms.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 Section 1.03.    Recitals, Table of Contents, Titles, and Headings . . . . . . . . . . . . . . . . .  10
                 Section 1.04.    Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE II       REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF DIAMOND SHAMROCK R & M . . . . . . . . . . . . . . . .  10

                 Section 2.01.    Corporate Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 Section 2.02.    Authorization; Binding Agreement. . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 Section 2.03.    Power and Authority.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 Section 2.04.    Consents, Approvals, Authorizations.  . . . . . . . . . . . . . . . . . . . . . . .  12
                 Section 2.05.    Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 Section 2.06.    Changes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 Section 2.07.    Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 Section 2.08.    Delivery of Information.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 Section 2.09.    Compliance with Legal Requirements and Insurance Requirements.  . . . . . . . . . .  13
                 Section 2.10.    Agreement for Facilities Lease. . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 Section 2.11.    Correction of Work. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 Section 2.12.    No Encroachments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE III  LEASE OF FACILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

                 Section 3.01.    Lease.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 Section 3.02.    Facility Leasing Record.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 Section 3.03.    Operating Lease.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

ARTICLE IV  DELIVERY AND ACCEPTANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16





                                      (i)

                 Section 4.01.    Acceptance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 Section 4.02.    Payments Final. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 Section 4.03.    No Warranties or Representations. . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 Section 4.04.    Quiet Enjoyment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE V  LEASE TERM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

                 Section 5.01.    Lease Term. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 Section 5.02.    Insurable Interest. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 Section 5.03.    Termination.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE VI  RENT AND OTHER PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

                 Section 6.01.    Basic Rent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 Section 6.02.    Other Amounts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 Section 6.03.    Additional Rent.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 Section 6.04.    Payment in Advance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 Section 6.05.    Credit Agreement Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE VII  RESTRICTED USE; COMPLIANCE WITH LAWS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

                 Section 7.01.    Insurance Requirement and Legal Requirement.  . . . . . . . . . . . . . . . . . . .  18
                 Section 7.02.    Filings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 Section 7.03.    Compliance with Other Requirements. . . . . . . . . . . . . . . . . . . . . . . . .  20
                 Section 7.04.    Inspection. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 Section 7.05.    No Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 Section 7.06.    Interference. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE VIII  MAINTENANCE, IMPROVEMENT AND REPAIR OF FACILITIES   . . . . . . . . . . . . . . . . . . . . . . . . . .  22

                 Section 8.01.    Warranties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 Section 8.02.    Costs and Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 Section 8.03.    Payment of Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 Section 8.04.    No Material Alterations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 Section 8.05.    Maintenance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 Section 8.06.    Additions and Alterations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 Section 8.07.    Environmental Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25





                                      (ii)

ARTICLE IX  INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

                 Section 9.01.    Liability and Property Damage.  . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 Section 9.02.    Additional Insureds; Notice.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 Section 9.04.    Application of Proceeds of other than Loss or Substantial Taking  . . . . . . . . .  26
                 Section 9.05.    Investment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 Section 9.06.    Application in Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 Section 9.07.    Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 Section 9.08.    Covenant to Keep Insurance in Force.  . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE X  INDEMNITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

                 Section 10.01.   Indemnified Persons.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 Section 10.02.   Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 Section 10.03.   Continuing Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 Section 10.04.   Limitations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 Section 10.05.   Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE XI  RENEWAL AND TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

                 Section 11.01.   Diamond Shamrock R & M's Right to Terminate.  . . . . . . . . . . . . . . . . . . .  32
                 Section 11.02.   Brazos' Right to Terminate  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 Section 11.03.   Renewal.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 Section 11.04.   Sales to Third Parties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 Section 11.05.   Advisement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 Section 11.06.   Additional Payments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 Section 11.07.   Termination of Facilities Lease.  . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 Section 11.08.   Surrender of Facility.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

ARTICLE XII  ECONOMIC DISCONTINUANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

                 Section 12.01.   Uneconomic Facility.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 Section 12.02.   Uneconomic Notice.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 Section 12.03.   Payment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 Section 12.04.   No Right to Use.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE XIII  EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38





                                     (iii)

                 Section 13.01.   Events of Default.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 Section 13.02.   Rights Upon Default.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 Section 13.03.   Events of Facility Termination. . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 Section 13.04.   Brazos' Right upon Event of Facility Termination. . . . . . . . . . . . . . . . . .  44

ARTICLE XIV  LOSS OF OR DAMAGE TO FACILITIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

                 Section 14.01.   Diamond Shamrock R & M's Risk.  . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 Section 14.02.   Repair. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 Section 14.03.   Facility Damaged Beyond Repair. . . . . . . . . . . . . . . . . . . . . . . . . . .  45

ARTICLE XV  CONDEMNATION OF FACILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

                 Section 15.01.   Taking of Substantially all of a Facility.  . . . . . . . . . . . . . . . . . . . .  46
                 Section 15.02.   Taking of Less than Substantially all of a Facility.  . . . . . . . . . . . . . . .  46
                 Section 15.03.   Grant of Minor Easements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

ARTICLE XVI  LEASEHOLD INTERESTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47


ARTICLE XVIII PERMITTED CONTESTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

ARTICLE XIX  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

                 Section 19.01.   Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                 Section 19.02.   Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                 Section 19.03.   Modifications.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                 Section 19.04.   GOVERNING LAW.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 Section 19.05.   No Offsets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 Section 19.06.   Non-Recourse. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                 Section 19.07.   Notices.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                 Section 19.08.   Usury.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
                 Section 19.09.   No Merger.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
                 Section 19.10.   Sale or Assignment by Brazos. . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
                 Section 19.11.   Income Taxes.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
                 Section 19.12.   Transfer on As-Is Basis.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
                 Section 19.13.   Right to Perform for Diamond Shamrock R & M.  . . . . . . . . . . . . . . . . . . .  56





                                      (iv)
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
                 Section 19.14.   Merger, Consolidation or Sale of Assets.  . . . . . . . . . . . . . . . . . . . . .  57
                 Section 19.15.   Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
                 Section 19.16.   Payment of Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
                 Section 19.17.   Rule Against Perpetuities.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
                 Section 19.18.   Reexecution.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
                 Section 19.20.   Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

List of Exhibits
----------------

         Exhibit A                Schedule of Insurance





                                      (v)

                AMENDED AND RESTATED FACILITIES LEASE AGREEMENT


         THIS AMENDED AND RESTATED FACILITIES LEASE AGREEMENT (this "Facilities Lease") is made and entered into as of December 19, 1996, by and between BRAZOS RIVER LEASING L.P., a Texas limited partnership ("Brazos"), and DIAMOND SHAMROCK REFINING AND MARKETING COMPANY, a Delaware corporation ("Diamond Shamrock R & M").

                              W I T N E S S E T H:

         WHEREAS, this Facilities Lease is an amendment and restatement of that certain Facilities Lease Agreement dated as of October 30, 1992, as amended, among Brazos and Diamond Shamrock R & M; and

         WHEREAS, Brazos may hereafter construct or acquire fee or leasehold interests in certain gasoline/convenience stores and equipment; and

         WHEREAS, on or about the date of this Facilities Lease Brazos and Diamond Shamrock R & M entered into an Amended and Restated Agreement for Facilities Lease, providing for the construction of such stores and purchase of such equipment from time to time; and

         WHEREAS, Diamond Shamrock R & M wishes to lease or sublease such stores and equipment under the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Brazos and Diamond Shamrock R & M hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

         Section 1.01. Defined Terms. For the purposes of this Agreement each of the following terms shall have the meaning specified with respect thereto:

         "ABR Borrowings" means all borrowings by Brazos under a Credit Agreement which bear interest based on an alternate base rate of interest specified by a lender under such Credit Agreement.

         "Acquired Facilities Lease" means each facilities lease entered into by Brazos under which a leasehold interest in a Facility is being leased to Brazos by the owner of such Facility.

         "Acquisition Cost" means for any Facility the sum of the amount of the advances made pursuant to the Agreement for Facilities Lease with respect to such Facility.

         "Additional Rent" has the meaning set forth in Section 6.03 hereof.

         "Affiliate" means any other person controlling, controlled by or under direct or indirect common control with any Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Agreement for Facilities Lease" means the Amended and Restated Agreement for Facilities Lease, dated of even date herewith, between Brazos and Diamond Shamrock R & M providing for the construction of Stores and the acquisition of Store FF&E, as it may be further amended, restated, modified or supplemented, from time to time, in accordance with the terms thereof.

         "Assignee" means any lender or agent for a lender under a Credit Agreement and each person, firm, corporation or other entity to which any part of Brazos' interest under this Facilities Lease or in any Facility shall at the time have been assigned, conditionally or otherwise, by Brazos.

         "Assignment" means each assignment or security agreement referred to in Section 19.10 hereof between Brazos and a third party, pursuant to which Brazos assigns or grants a security interest in any of its rights under this Facilities Lease to such third party, as from time to time amended.

         "Basic Rent" means, with respect to any Facility, for each calendar month the amount computed by multiplying the following:

         (i) the Acquisition Cost of such Facility as of the Effective Date with respect to the initial Basic Rent Payment Date and thereafter, as of the preceding Basic Rent Payment Date, by

         (ii) a fraction having a numerator equal to the number of days in such month and a denominator of 360, by

         (iii) the Brazos Margin plus (A) if no Federal Funds Borrowings, ABR Borrowings or CD Borrowings will be outstanding during the Computation Period (as defined below) the weighted average percentage cost per annum of LIBOR Borrowings outstanding at any time during the period from the first day of the month to and including the last day of the month (the "Computation Period") for which Basic Rent is being computed, or
                          (B) if no LIBOR Borrowings, ABR Borrowings or CD Borrowings will be outstanding during the Computation Period, the weighted average cost per annum of Federal Funds Borrowings, or (C) if no LIBOR Borrowings, Federal Funds Borrowings, or CD Borrowings will be outstanding during the Computation Period, the weighted average cost per annum of ABR Borrowings, or (D) if no LIBOR Borrowings, Federal Funds Borrowings or ABR Borrowings will be outstanding during the Computation Period, the weighted average cost per annum of CD Borrowings, or
                          (E) if any two or more of LIBOR Borrowings, Federal Funds Borrowings, ABR Borrowings or CD Borrowings will be outstanding at any time during the Computation Period, a blended rate based on the calculations referred to in clauses (A), (B), (C) and
                          (D) above,

plus, on the first Basic Rent Payment Date for which Basic Rent is due with respect to such Facility, an additional amount computed by multiplying (i) and
(iii) above by a fraction having a numerator equal to the number of days from the Effective Date of such Facility to the first Basic Rent Payment Date for which Basic Rent is due with respect to such Facility and a denominator of 360, plus, on the first Basic Rent Payment Date which follows a month in which the Acquisition Cost was changed pursuant to Section 3.02(b) hereof prior to the last two Business Days of such month, an additional amount computed by multiplying (a) the difference between the Acquisition Cost on the Basic Rent Payment Date and the Acquisition Cost on the day immediately preceding the day the Acquisition Cost was changed and (b) the rate in (iii) above by a fraction having a numerator equal to the number of days from the date of the advance which changed the Acquisition Cost pursuant to Section 3.02(b) hereof to such Basic Rent Payment Date and a denominator of 360, and plus, on the second Basic Rent Payment Date which follows a month in which the Acquisition Cost was changed pursuant to Section 3.02(b) hereof within the last two Business Days of such month, an additional amount computed by multiplying (a) the difference between the Acquisition Cost on the Basic Rent Payment Date and the Acquisition Cost on the day immediately preceding the day the Acquisition Cost was changed and (b) the rate in (iii) above by a fraction having a numerator equal to the number of days from the date of the advance which changed the Acquisition Cost pursuant to Section 3.02(b) hereof to such Basic Rent Payment Date and a denominator of 360. If any Federal Funds Borrowings are not converted to LIBOR Borrowings, ABR Borrowings or CD Borrowings on a Basic Rent Payment Date on which rent is due for such Facility, or if any LIBOR Borrowings or CD Borrowings relating to such Facility is subject to an Interest Period (as defined in the Credit Agreement) which is due to expire prior to the next Basic Rent Payment Date, the cost per annum of Federal Funds Borrowings, the relevant LIBOR Borrowings, ABR Borrowings or CD Borrowings two Business Days prior to such Basic Rent Payment Date shall be used for purposes of calculating the weighted average cost per annum of Federal Funds Borrowings, the relevant LIBOR Borrowings, CD Borrowings or ABR Borrowings pursuant to (iii) above for the month. If the actual weighted average cost per annum of Federal Funds Borrowings, the relevant LIBOR Borrowings, ABR Borrowings or CD Borrowings for such month is lower than the weighted average cost per annum of Federal Funds Borrowings, the relevant LIBOR Borrowings, ABR Borrowings or CD Borrowings calculated as provided in the previous sentence, the amount of Basic Rent which Diamond Shamrock R & M overpaid shall be credited towards Basic Rent on the following Basic Rent Payment Date and, if the actual weighted average cost per annum of Federal Funds Borrowings, the relevant LIBOR Borrowings, ABR Borrowings or CD Borrowings for such month is higher than the weighted average cost per annum of Federal Funds Borrowings, the relevant LIBOR Borrowings, ABR Borrowings or CD Borrowings calculated as provided in the previous sentence, the amount of Basic Rent which Diamond Shamrock R & M underpaid shall be paid by Diamond Shamrock R & M on the following Basic Rent Payment Date.

         "Basic Rent Payment Date" means the twentieth (20th) day of any calendar month during the Lease Term or Renewal Term of any Facility or, if such day is not a Business Day, the next succeeding Business Day.

         "Brazos" means Brazos River Leasing L.P. or any successor or successors to all of its rights and obligations hereunder and, for purposes of
Section 10.01(c), shall include any corporation, trust, individual, partnership or other person or entity which computes its liability for income or other taxes on a consolidated basis with Brazos or the income of which for purposes of such taxes is determined or affected directly or indirectly by the income of Brazos or its successor or successors.

         "Brazos Margin" means the margin specified and calculated in accordance with the letter from Brazos to Diamond Shamrock R & M dated of even date herewith.

         "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in Dallas, Texas are authorized or required by law to close.

         "CD Borrowings" means all borrowings by Brazos under a Credit Agreement which bear interest based on the interest rate of certificates of deposit of a lender under such Credit Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Consent" means each consent of Diamond Shamrock R & M or Guarantor to an Assignment, pursuant to which, among other things, Diamond Shamrock R & M or Guarantor, as the case may be, consents to the terms of such Assignment insofar as they relate to this Facilities Lease, as from time to time amended.

         "Credit Agreement" means each credit or loan agreement among Brazos, an agent for lenders, and a lender or lenders related to the financing of Facilities and Property, as it may be amended, restated, modified or supplemented, from time to time.

         "Diamond Shamrock R & M" has the meaning set forth in the first paragraph of this Facilities Lease.

         "Effective Date" means with respect to any Facility, the date on which such Facility is leased hereunder by Brazos to Diamond Shamrock R & M, as evidenced by a Facility Leasing Record.

         "Environmental Claim" means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

         "Environmental Law" means all Legal Requirements arising from, relating to, or in connection with the Environment (as defined in 43 U.S.C.
Section 9601(8) (1988)), health, or safety, including without limitation (i) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and (ii) Legal Requirements relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, medical, infectious, or toxic substances, materials or waste.

         "Event of Default" has the meaning set forth in Section 13.01 hereof.

         "Event of Facility Termination" means any of the events specified in
Section 13.03.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and all regulations promulgated by the Securities and Exchange Commission thereunder.

         "Facilities Lease" means this Amended and Restated Facilities Lease Agreement and each Facility Leasing Record.

         "Facility" means each individual Store, together with the Store FF&E installed in such Store, leased hereunder and when leased, evidenced by a Facilities Leasing Record, but excluding all parcels of land on which such Facility sits.

         "Facility Leasing Record" means an instrument evidencing the lease or sublease of a Facility under this Facilities Lease, as prepared and executed by Brazos, as lessor or sublessor, accepted and executed by Diamond Shamrock R & M, as lessee or sublessee.

         "Federal Funds Borrowings" means all borrowings by Brazos under a Credit Agreement which bear interest based on the Federal funds rate announced by a lender under such Credit Agreement.

         "FF&E Specifications" means the master list of furniture, fixtures and equipment all or some of which will be installed in the Stores (which list shall be specific with respect to the kind, quality, and quantities), appended hereto as Exhibit D, as the same may be amended, modified, or supplemented from time to time with Brazos's prior written consent, which consent shall not be unreasonably withheld or delayed.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Ground Lease" means, with respect to any Property, the ground lease by and between Brazos, as lessor, and Diamond Shamrock R & M, as lessee.

         "Guarantor" means Ultramar Diamond Shamrock Corporation, a Delaware corporation having its principal office at 9830 Colonnade Boulevard, San Antonio, Texas 78230, and its successors.

         "Guaranty" means the Guaranty Agreement, dated December 19, 1996, by and between the Guarantor and Brazos, as it may be further amended, restated, modified or supplemented, from time to time, in accordance with the terms thereof.

         "Indebtedness" for any Person, means (a) indebtedness of such Person for borrowed money; (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property or services; (d) obligations of such Person as lessee under capital leases; (e) reimbursement obligations in respect of bonds or letters of credit; (f) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above; (g) indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) secured by any Lien on or in respect of any property of such Person whether or not assumed by such Person; and (h) all liabilities of such Person in respect of unfunded vested benefits under any Plan; provided, however, that all trade accounts payable incurred in the ordinary course of business of such Person and not overdue shall be excluded from the foregoing.

         "Indemnified Person" has the meaning set forth in Section 10.01 hereof.

         "Insurance Requirements" means all requirements of this Facilities Lease with respect to insurance, all terms of any insurance policy covering or applicable to any Facility, all requirements of the issuer of any such policy, all statutory requirements and all orders, rules, regulations and other requirements of any governmental body related to insurance applicable to any Facility.

         "Lease Term" has the meaning set forth in Section 5.01 hereof.

         "Legal Requirements" means all laws, judgments, decrees, ordinances and regulations and any other governmental rules, orders and determinations and all requirements having the force of law, now or hereinafter enacted, made or issued, whether or not presently contemplated, and all agreements, covenants, conditions and restrictions, applicable to each Facility and/or the ownership, operation or use thereof, including, without limitation, all requirements of the Americans With Disabilities Act (P.L. 101-335) and environmental statutes, compliance with which is required at any time during the Lease Term and any Renewal Term, whether or not such compliance shall require structural, unforeseen or extraordinary changes to any Facility or the operation, occupancy or use thereof.

         "LIBOR Borrowings" means all borrowings by Brazos under a Credit Agreement which bear interest based on the per annum rate of interest at which Dollar deposits are offered by major banks in the London inter-bank market.

         "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

         "Lien of Record" means, with the exception of the Lien of a lender or lender's agent under a Credit Agreement, any mechanics' or materialmen's lien for which Diamond Shamrock R & M does not hold retainage or trapped funds in amounts required by applicable law, lien securing the payment of taxes, assessments or governmental charges and levies which are due, payable and delinquent, judgment lien or any other filed, recorded, or docketed matter (whether or not the same shall constitute a Permitted Encumbrance or be the subject of a Permitted Contest) which (a) may result in a sale for satisfaction of same, a loss, forfeiture, reversion of title, or right of reentry with respect to any Facility or (b) whether or not valid, is reasonably likely to interfere with the due and timely payment of any sum payable or the exercise of any of the rights or the performance of any of the duties or responsibilities of Diamond Shamrock R & M under this Facilities Lease.

         "Maximum Rate" has the meaning set forth in Section 19.08 hereof.

         "Permits" means all consents, licenses and building permits required for construction, completion, and operation of an individual Facility in accordance with all Legal Requirements affecting the particular Facility including, without limitation, all environmental permits.

         "Permitted Contest" has the meaning set forth in paragraph (a) of
Article XVIII hereof.

         "Permitted Encumbrances" means the following Liens and other matters affecting the title or leasehold interest of any Facility: (a) mechanics' and materialmen's liens incurred in good faith in the ordinary course of business and securing obligations that are junior to any Liens of Assignee not exceeding $200,000 in the aggregate which are not yet due or which are subject to a Permitted Contest; (b) Liens securing the payment of taxes, assessments and governmental charges or levies, either not delinquent or subject to a Permitted Contest; (c) zoning and planning restrictions, subdivision and platting restrictions, easements, rights-of-way, licenses, reservations, covenants, conditions, waivers, restrictions on the use of property, minor encroachments or minor irregularities of title which do not materially impair (i) the intended use of the Facility by Diamond Shamrock R & M or (ii) the value of any Facility; (d) the lien created contemporaneously with the acquisition of such Facility pursuant to, and securing the obligations under, a Credit Agreement;
(e) any mechanics' or materialmen's lien for which Diamond Shamrock R & M holds retainage or trapped funds in amounts required by and in accordance with applicable law; and (f) any other matters, provided that such other or additional matters shall be approved in writing by Brazos and Assignee, whose approval shall not be unreasonably withheld or delayed.

         "Person" means an individual, partnership, corporation, business trust, joint venture, joint stock company, trust, unincorporated association or Governmental Authority or other entity of whatever nature.

         "Potential Default" means any event which, but for the lapse of time, or giving of notice, or both, would constitute an Event of Default.

         "Potential Facility Termination" means any event which, but for the lapse of time, or giving of notice, or both, would constitute an Event of Facility Termination.

         "Property" means any and all parcels of land in which Brazos has acquired a fee interest or leasehold interest and leased or subleased under a ground lease to Diamond Shamrock R & M, in each case for the operation of a Facility thereon, but excluding all improvements thereon and all structures, equipment and materials affixed thereon or located thereon, therein or thereunder.

         "Renewal Term" has the meaning set forth in Section 11.03 hereof.

         "Reports" has the meaning set forth in Section 2.05 hereof.

         "Residual Guaranty Payment Support" means the Residual Guaranty Payment Support dated of even date herewith entered into by Guarantor, as it may be restated, amended or supplemented from time to time.

         "Revised Facility Leasing Record" means a Facility Leasing Record executed under the terms of Section 3.02(b) hereof.

         "Store" means all improvements of whatever kind or character now or hereafter located on, in or under or affixed to an individual Property, including, without limitation, any utilities, storage tanks, paving, signage or lighting, and all additions, replacements and subsequent replacements thereof (including any Additional Improvements).

         "Store FF&E" means the specific items from the FF&E Specifications which are installed in a particular Store and including all additions, replacements and subsequent replacements of such items (including any Additional Improvements).

         "Uneconomic Notice" has the meaning set forth in Section 12.01 hereof.

         "Uneconomic Facility" has the meaning set forth in Section 12.01 hereof.

         "Unitary Method of Taxation" means a method of taxation under which the business income of individual corporations in a commonly controlled enterprise which may be deemed to operate in the same general line of business as a corporation or corporations subject to a state's taxing jurisdiction is aggregated regardless of whether the individual corporations have a tax nexus with, or presence in, such state and is then apportioned to such state based on an apportionment formula.

         Section 1.02. Forms. All forms specified by the text hereof or by reference to exhibits attached hereto shall be substantially as set forth herein, subject to such changes by Brazos and Diamond Shamrock R & M by mutual consent that do not alter the substantive rights of the parties hereto or of the Assignees or as may be required by applicable laws hereafter enacted.

         Section 1.03. Recitals, Table of Contents, Titles, and Headings. The terms and phrases used in the recitals of this Facilities Lease have been included for convenience of reference only and the meaning, construction, and interpretation of such words and phrases for purposes of this Facilities Lease shall be determined solely by reference to Section 1.01 hereof. The table of contents, titles, and headings of the Articles and Sections of this Facilities Lease have been inserted for convenience of reference only and are not to be considered a part hereof and shall not in any way modify or restrict any of the terms or provisions hereof and shall not be considered or given any effect in construing this Facilities Lease or any provision hereof or in ascertaining intent, if any question of intent should arise.

         Section 1.04. Interpretation. Unless the context requires otherwise, words of the masculine gender shall be construed to include correlative words of the feminine and neuter genders and vice versa, and words of the singular number shall be construed to include correlative words of the plural number and vice versa. This Facilities Lease, and all the terms and provisions hereof, shall be liberally construed to effect the purposes set forth herein and to sustain the validity of this Facilities Lease.


                                   ARTICLE II

                   REPRESENTATIONS, WARRANTIES AND AGREEMENTS
                           OF DIAMOND SHAMROCK R & M

         Diamond Shamrock R & M represents and warrants to Brazos and agrees as follows:

         Section 2.01. Corporate Matters. Diamond Shamrock R & M (i) has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, (ii) has full corporate power and authority to own and operate its properties and to conduct its business as presently conducted and full corporate power, authority and legal right to execute, deliver and perform its obligations under this Facilities Lease, the Agreement for Facilities Lease and any Consent, and (iii) is duly qualified to do business as a foreign corporation in good standing in each jurisdiction, including, without limitation, the States of Arizona, Arkansas, Colorado, Kansas, Louisiana, New Mexico, Oklahoma and Texas, in which its ownership or leasing of properties or the conduct of its business requires such qualification and where non-qualification, singly or in the aggregate, would materially adversely affect the financial condition or creditworthiness of Diamond Shamrock R & M, or would impair the ability of Diamond Shamrock R & M to perform its obligations under this Facilities Lease or under the Agreement for Facilities Lease.

         Section 2.02. Authorization; Binding Agreement. This Facilities Lease has been duly authorized, executed and delivered by Diamond Shamrock R & M and, assuming the due authorization, execution and delivery of this Facilities Lease by Brazos, this Facilities Lease is a legal, valid and binding obligation of Diamond Shamrock R & M, enforceable according to its terms, subject, as to enforceability, to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

         Section 2.03. Power and Authority. The consummation of the transactions herein contemplated and the performance and observance of Diamond Shamrock R & M's obligations under this Facilities Lease and any Consent have been duly authorized by all necessary corporate action on the part of Diamond Shamrock R & M. The execution, delivery and performance by Diamond Shamrock R & M of this Facilities Lease and any Consent will not result in any violation of any term of the certificate of incorporation or the by-laws of Diamond Shamrock R & M, do not require stockholder approval or the approval or consent of any trustee or holders of Indebtedness of Diamond Shamrock R & M except such as have been obtained prior to the date hereof and will not conflict with or result in a breach of any terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than a Permitted Encumbrance on any Facility as may be contemplated herein) upon any property or assets of Diamond Shamrock R & M under, any indenture, mortgage or other agreement or instrument to which Diamond Shamrock R & M is a party or by which it or any of its property is bound where breach or default, singly or in the aggregate, could materially adversely affect (i) the financial condition or creditworthiness of Diamond Shamrock R & M or (ii) its ability to perform its obligations under the Agreement for Facilities Lease, this Facilities Lease, the Ground Lease or the Agreement for Ground Lease referred to in the Ground Lease or the Consent executed by Diamond Shamrock R & M and of even date herewith, or any existing applicable law, rule, regulation, license, judgment, order or decree of any Governmental Authority or court having jurisdiction over Diamond Shamrock R & M or any of its activities or properties

         Section 2.04. Consents, Approvals, Authorizations. There are no consents, licenses, orders, authorizations or approvals of, or notices to or registrations with, any Governmental Authority which are required in connection with the valid execution, delivery and performance of this Facilities Lease that have not been obtained or made, except such permits and licenses as Diamond Shamrock R & M will be required to obtain for the construction, installation, occupancy, use or operation of a specific Facility and which, in the ordinary course of business, are not obtained until just prior to the commencement of such construction, installation, occupancy, use or operation, and any such consents, licenses, orders, authorizations, approvals, notices and registrations that have been obtained or made are in full force and effect.

         Section 2.05. Financial Statements. Diamond Shamrock R & M has caused to be furnished to Brazos copies of Guarantor's most recent Annual Report on Form 10-K and each subsequent Quarterly Report on Form 10-Q (the "Reports"). The financial statements contained in such documents fairly present the financial position, results of operations and changes in financial position of Guarantor as of the dates and for the periods indicated therein and comply with all requirements of the Exchange Act.

         Section 2.06. Changes. Since the date of the most recent Annual Report on Form 10-K delivered pursuant to Section 2.05, there has been no adverse change in the financial condition or business of Diamond Shamrock R & M or the Guarantor which would materially impair the ability of Diamond Shamrock R & M to perform its obligations under this Facilities Lease or which would materially impair the ability of the Guarantor to perform its obligations under the Guaranty or the Residual Guaranty Payment Support.

         Section 2.07. Litigation. Except as disclosed in the Reports, there is no action, suit, proceeding or investigation at law or in equity by or before any court, governmental body, agency, commission or other tribunal now pending or, to the best knowledge of Diamond Shamrock R & M after due inquiry, threatened against or affecting Diamond Shamrock R & M or the Guarantor or any property or rights of Diamond Shamrock R & M or the Guarantor, which affects any Facility, as to which there is a significant possibility of an adverse determination, and which if adversely determined, may have a material adverse impact on the financial condition or business of Diamond Shamrock R & M or the Guarantor or which, if adversely determined, could materially impair the ability of Diamond Shamrock R & M to perform its obligations hereunder or of the Guarantor to perform its obligations under the Guaranty or the Residual Guaranty Payment Support, or which, if adversely determined, may have a material adverse impact on the value or intended use of a Facility and there is no action, suit, proceeding or investigation at law or in equity by or before any court, governmental body, agency, commission or other tribunal now pending or, to the best knowledge of Diamond Shamrock R & M after due inquiry, threatened which questions or would question the validity of this Facilities Lease.

         Section 2.08. Delivery of Information. Diamond Shamrock R & M shall deliver to Brazos from time to time, (i) promptly upon filing under the Exchange Act or mailing to shareholders, copies of the Guarantor's Annual Reports on Form 10-K, the Guarantor's Quarterly Reports on Form 10-Q and any other reports the Guarantor files under the Exchange Act, and any report or mailing made to Guarantor's shareholders, (ii) promptly upon request, such other information with respect to Diamond Shamrock R & M's and the Guarantor's operations, business, property, assets or financial condition as Brazos shall reasonably request, (iii) promptly after an officer of Diamond Shamrock R & M obtains knowledge of any Event of Default or Event of Facility Termination hereunder or of any Potential Default or Potential Facility Termination, a certificate of an officer of Diamond Shamrock R & M specifying the nature and period of existence of such Event of Default, Event of Facility Termination, Potential Default or Potential Facility Termination, and what action, if any, Diamond Shamrock R & M has taken, is taking, or proposes to take with respect thereto, (iv) promptly after an officer of Diamond Shamrock R & M obtains knowledge of any material adverse change in the financial condition or business of Diamond Shamrock R & M or Guarantor or of any litigation of the type described in Section 2.07, a certificate of an officer of Diamond Shamrock R & M describing such change or litigation as the case may be, (v) promptly after Diamond Shamrock R & M obtains knowledge of any and all Liens, other than Permitted Encumbrances, on, or other matters, including any litigation affecting a Facility, which may materially adversely affect the value or intended use of, any Facility, a detailed statement describing each such Lien or other matter and (vi) promptly after Diamond Shamrock R & M obtains knowledge of any Environmental Claim, a detailed statement describing such Environmental Claim and what action, if any, Diamond Shamrock R & M has taken, is taking, or proposes to take with respect thereto.

         Section 2.09. Compliance with Legal Requirements and Insurance Requirements. The operation, use and physical condition of the Facilities comply in all material respects with the Insurance Requirements and are in full compliance with all Legal Requirements, except (a) in the case of Legal Requirements with respect to laws affecting the environment, to the extent non-compliance was not the result of willful disregard of a Legal Requirement by Diamond Shamrock R & M and Diamond Shamrock R & M acts diligently to cure such non-compliance upon becoming aware of it or (b) any Legal Requirement the non-compliance with which, individually or in the aggregate, (i) unless any criminal liability could result from a failure to comply therewith, could not reasonably be expected to cause either Brazos or any Assignee to incur civil liability for which Brazos and any Assignee are not adequately indemnified (Diamond Shamrock R & M's obligations under Article X of this Facilities Lease shall be deemed to be adequate indemnification if no Event of Default, Event of Facility Termination, Potential Default or Potential Facility Termination exists and if such civil liability is reasonably likely to be less than $500,000 per Facility and $1,000,000 in the aggregate for all Facilities), (ii) will not result in a material diminution in the value of any Facility, (iii) is consistent with business practices normal in the industry of Diamond Shamrock R & M, (iv) shall not involve any material danger that any Facility would be subject to sale, forfeiture or loss, as a result of failure to comply therewith, and (v) is permitted under the provisions of the Acquired Facilities Lease, if any, on such Facility.

         Section 2.10. Agreement for Facilities Lease. Each Store built pursuant to the Agreement for Facilities Lease was built and leased in accordance with the terms of the Agreement for Facilities Lease. The representations and warranties of Diamond Shamrock R & M in the Agreement for Facilities Lease are true and correct in all material respects.

         Section 2.11. Correction of Work. Upon demand of Brazos, Diamond Shamrock R & M shall correct any structural defect in any Store and shall replace any Store FF&E which does not conform to FF&E Specifications.

         Section 2.12. No Encroachments. Each Store is constructed entirely on its Property and does not encroach upon or overhang (unless consented to by the affected property owner) any easement or right-of-way or the land of others, and is wholly within any building restriction lines, however established, except such non-structural encroachments or overhanging projections as may be easily removed or corrected without affecting the value or intended use of the Facility.


                                  ARTICLE III

                               LEASE OF FACILITY

         Section 3.01. Lease. Subject to the terms and conditions hereof, Brazos shall lease to Diamond Shamrock R & M, and Diamond Shamrock R & M shall lease from Brazos pursuant to this Facilities Lease, or sublease in the case of an Acquired Facilities Lease, any Facility, when Brazos makes an advance under the Agreement for Facilities Lease with respect to such Facility and such Facility is acquired under the Agreement for Facilities Lease, or if no advance is made with respect to a Facility under an Acquired Facilities Lease, when Brazos enters into such Acquired Facilities Lease. The Effective Date of the lease or sublease of each Facility shall be the date such Facility is acquired by or leased to Brazos, as applicable, pursuant to the foregoing.

         Section 3.02. Facility Leasing Record. (a) The lease of each Facility shall be evidenced by a Facility Leasing Record, or if the terms of
(b) or (c) below apply, a Revised Facility Leasing Record. Each Facility Leasing Record shall give a full description of the Facility covered thereby, the Acquisition Cost of such Facility, the Lease Term for such Facility, the location of such Facility and such other details as Brazos, Diamond Shamrock R & M and any Assignee may from time to time agree. Diamond Shamrock R & M shall provide to Brazos the information necessary to describe in the Facility Leasing Record the Facility, except that Brazos shall provide, pursuant to the terms hereof, the Acquisition Cost and the Lease Term. Execution and delivery by Diamond Shamrock R & M of a Facility Leasing Record shall constitute (i) acknowledgment by Diamond Shamrock R & M that the Facility specified in such Facility Leasing Record has been delivered to Diamond Shamrock R & M in good condition and has been accepted for lease hereunder by Diamond Shamrock R & M as of the Effective Date of the Facility Leasing Record, (ii) acknowledgment by Diamond Shamrock R & M that the Facility specified in such Facility Leasing Record is subject to all of the covenants, terms and conditions of this Facilities Lease, and (iii) certification by Diamond Shamrock R & M that the representations and warranties contained in
Article II of this Facilities Lease are true and correct in all material respects on and as of the Effective Date of the Facility Leasing Record as though made on and as of such date and that there exists on such date no Event of Default, Event of Facility Termination, Potential Default or Potential Facility Termination.

         (b) Upon the making of a Reconciliation Advance or Additional Advance (as such terms are defined in the Agreement for Facilities Lease) for a Facility, Brazos and Diamond Shamrock R & M shall execute a Revised Facility Leasing Record to reflect the change in Acquisition Cost for such Facility caused by such advance.

         (c) Upon the release or disposition of a Facility or any portion thereof and the application of proceeds therefrom in accordance with Section 9.1(a)(vii) of the Credit Agreement, Brazos and Diamond Shamrock R & M shall execute a Revised Facility Leasing Record to reflect the change in Acquisition Cost for such Facility caused by such release or disposition.

         Section 3.03.  Operating Lease.

         Brazos and Diamond Shamrock R & M hereby declare that it is their mutual intent that for accounting and regulatory purposes this Facilities Lease be treated as an operating lease and not an instrument or evidence of indebtedness, and that the relationship between Brazos and Diamond Shamrock R & M under this Facilities Lease shall be that of lessor and lessee only. Title to and ownership of any Facility shall at all times remain in Brazos and at no time become vested in Diamond Shamrock R & M except in accordance with an express provision of this Facilities Lease. Diamond Shamrock R & M does not hereby acquire any right, equity, title or interest in or to any Facility, except pursuant to the terms hereof.


                                   ARTICLE IV

                                                 DELIVERY AND ACCEPTANCE
         Section 4.01. Acceptance. Diamond Shamrock R & M shall accept Facilities built or acquired by purchase or lease pursuant to the Agreement for Facilities Lease. Brazos shall not be liable to Diamond Shamrock R & M for any failure to build or obtain, or delay in building or obtaining, any Facility or any delay in the delivery of title or possession thereof to Diamond Shamrock R & M.

         Section 4.02. Payments Final. Each payment of Basic Rent, Additional Rent and any other amount due hereunder made by Diamond Shamrock R & M shall be final, and Diamond Shamrock R & M, without waiving any other remedies it may have, will not seek or have any right to recover all or any part of such payment from Brazos or any Assignee for any reason whatsoever. The making of payments under this Facilities Lease by Diamond Shamrock R & M (including payments pursuant to Article X) shall not be deemed to be a waiver of any claim or claims that Diamond Shamrock R & M may assert against Brazos or any other person. Brazos agrees to repay Diamond Shamrock R & M amounts paid to Brazos to the extent such payments were in error and are not required by the various terms and provisions of this Facilities Lease.

         Section 4.03.    No Warranties or Representations.
Notwithstanding any other provision contained in this Facilities Lease, it is specifically understood and agreed that neither Brazos nor any Assignee nor any Affiliate of either, nor anyone acting on behalf of any of them makes any warranties or representations or has any responsibility to disclose any relevant information, or has any other responsibility or duty, nor, except as set forth in Section 19.11 of this Facilities Lease, has Brazos or any Assignee or any Affiliate of either, or anyone acting on behalf of any of them made any covenants or undertakings, as to the accounting treatment to be accorded Diamond Shamrock R & M or as to the U.S. Federal or any state income or any other tax consequences, if any, to Diamond Shamrock R & M as a result of or by virtue of the transactions contemplated by this Facilities Lease.

         Section 4.04. Quiet Enjoyment. During the Lease Term or Renewal Term, if any, of any Facility hereunder and so long as no Event of Default, Event of Facility Termination, Potential Default or Potential Facility Termination shall have occurred and be continuing, Brazos covenants that as between Brazos and Diamond Shamrock R & M, Diamond Shamrock R & M shall have the right to quiet enjoyment of the Facility on the terms and conditions provided in this Facilities Lease without any interference from Brazos.
Diamond Shamrock R & M agrees to attorn to any Assignee in the event such Assignee succeeds to Brazos' interest in the Facility, and Diamond Shamrock R & M will not hold the Assignee responsible for Brazos' obligations incurred in the period prior to the succession of the Assignee to Brazos' interest.


                                   ARTICLE V

                                   LEASE TERM

         Section 5.01. Lease Term. The "Lease Term" with respect to any Facility leased hereunder shall commence on the Effective Date for such Facility and shall end on December 19, 2003. The lease of any Facility may be renewed for two (2) additional seven (7) year terms pursuant to, and in accordance with, Section 11.03. The Lease Term or any Renewal Term may be terminated earlier pursuant to Articles XI, XII, XIII, XIV or XV hereof or otherwise pursuant to operation of any Legal Requirements.

         Section 5.02. Insurable Interest. Notwithstanding anything contained in this Article V and to the extent that Diamond Shamrock R & M or any additional insureds named pursuant to Section 9.02 of this Facilities Lease have an insurable interest therein, the provisions of Articles IX and X and
Section 13.01 hereof shall apply with respect to any Facility from the time such Facility is acquired by Brazos.

         Section 5.03. Termination. Notwithstanding anything contained in this Article V or Article XI, this Facilities Lease shall terminate on December 19, 2017, unless earlier terminated.



                                   ARTICLE VI

                            RENT AND OTHER PAYMENTS

         Section 6.01. Basic Rent. Diamond Shamrock R & M hereby agrees to pay Brazos on each Basic Rent Payment Date, Basic Rent for the calendar month in which such Basic Rent Payment Date falls with respect to each Facility leased prior to the last two (2) Business Days of the preceding calendar month. Brazos shall notify Diamond Shamrock R & M at least two Business Days prior to each Basic Rent Payment Date of the amount of the Basic Rent due with respect to each Facility on such Basic Rent Payment Date.

         Section 6.02. Other Amounts. Diamond Shamrock R & M hereby agrees to pay on demand all amounts (other than Basic Rent) due hereunder, including, without limitation, all amounts payable to any Indemnified Person pursuant to
Article X hereof.

         Section 6.03. Additional Rent. Diamond Shamrock R & M shall pay to Brazos from time to time, on demand, as additional rent ("Additional Rent") (i) amounts required to reimburse Brazos for its obligations, costs and expenses (not previously included in the formula for Basic Rent) incurred in acquiring, financing and leasing the Facility, and (ii) to the extent legally enforceable, interest on each overdue amount not paid by Diamond Shamrock R & M to Brazos as provided in this Facilities Lease from the date such overdue amount was due until paid at the per annum rate of interest equal to the most recent rate of interest calculated pursuant to paragraph (iii) of the definition "Basic Rent" plus two percent (2%). Diamond Shamrock R & M shall also pay to Brazos on demand an amount equal to any reasonable expenses and attorneys' fees incurred by Brazos in collecting such unpaid sums and enforcing the obligations for such unpaid sums.

         Section 6.04. Payment in Advance. Basic Rent and Additional Rent and any other amount payable by Diamond Shamrock R & M to Brazos shall be paid sufficiently in advance of the date due to assure that immediately available funds in the full amount due are available on the date due, to such account of Brazos at such bank, or to such account of such other person at such bank, or otherwise as Brazos may from time to time designate.

         Section 6.05. Credit Agreement Losses. In addition to all other payment obligations hereunder, if the lease for any Facility is terminated for any reason prior to the end of the Lease Term or, if applicable, Renewal Term, then Diamond Shamrock R & M shall pay to Brazos within three Business Days after receipt of the billing statement referred to below an additional amount compensating Brazos for all penalties, costs and expenses (including out-of-pocket costs and expenses) as are incurred by Brazos under any Credit Agreement in connection with such termination and as are set forth in a billing statement sent by Brazos to Diamond Shamrock R & M containing the calculation thereof in reasonable detail.


                                  ARTICLE VII

                      RESTRICTED USE; COMPLIANCE WITH LAWS

         Section 7.01. Insurance Requirement and Legal Requirement. So long as no Event of Default or Event of Facility Termination shall have occurred and be continuing, Diamond Shamrock R & M may use the Facilities in the regular course of its business for any lawful purpose. Diamond Shamrock R & M will not do or permit any act or thing which is contrary in any material respect to any Insurance Requirement or which is contrary to any Legal Requirement or which might impair, other than in the normal use thereof, the value or usefulness of any Facility; provided, that Diamond Shamrock R & M shall not be required to comply with any Legal Requirements if, (a) in the case of Legal Requirements with respect to laws affecting the environment, such non-compliance was not the result of willful action by Diamond Shamrock R & M and Diamond Shamrock R & M acts diligently to cure such non-compliance upon becoming aware of it; or (b) unless any criminal liability could result from a failure to comply therewith, such non-compliance, individually or in the aggregate, (i) could not reasonably be expected to cause either Brazos or any Assignee to incur civil liability which, in the sole judgment of Brazos or any Assignee, is not adequately indemnified (Diamond Shamrock R & M's obligations under Article X of this Facilities Lease shall be deemed to be adequate indemnification if no Event of Default, Event of Facility Termination, Potential Default or Potential Facility Termination exists and if such civil liability is reasonably likely to be less than $500,000 per Facility and $1,000,000 in the aggregate for all Facilities), (ii) will not result in a material diminution in the value of any Facility, (iii) is consistent with business practices normal in the industry of Diamond Shamrock R & M, (iv) shall not involve any material danger that any Facility would be subject to sale, forfeiture or loss, as a result of failure to comply therewith, and (v) is permitted under the provisions of the Acquired Facilities Lease, if any, on such Facility.

         Section 7.02. Filings. Diamond Shamrock R & M shall promptly and duly execute, deliver, file and record, at Diamond Shamrock R & M's expense, all such documents, statements, filings and registrations, and take such further action as Brazos or any Assignee shall from time to time reasonably request in order to establish, perfect and maintain Brazos' or such Assignee's title to and interest in the Facilities and any Assignee's interest in this Facilities Lease or any Facility as against Diamond Shamrock R & M or any third party in any applicable jurisdiction. As fixtures, furniture and equipment are substituted pursuant to Section 8.05 hereof for Store FF&E subject to this Facilities Lease, title to such substitute fixtures, furniture and equipment shall automatically be transferred to Brazos and such fixtures, furniture and equipment shall be subject to this Facilities Lease and title to the existing Store FF&E for which such fixtures, furniture and equipment is being substituted shall be released by Brazos. Diamond Shamrock R & M may, after thirty (30) days' written notice in writing to Brazos and each Assignee and at Diamond Shamrock R & M's own cost and expense, change the place of principal location of any Store FF&E, provided that prior notice shall not be required in the case of Store FF&E used for transportation (such as, without limitation, automobiles and trucks), but in such event Diamond Shamrock R & M shall notify Brazos in writing of the change of the principal location of such transportation Store FF&E not later than thirty (30) days after such change is made. Notwithstanding the foregoing, no change of location shall be undertaken unless and until all Legal Requirements shall have been met; provided, that Diamond Shamrock R & M shall not be required to comply with any Legal Requirements the noncompliance with which, individually or in the aggregate,
(i) unless any criminal liability could result from a failure to comply therewith, could not reasonably be expected to cause either Brazos or any Assignee to incur civil liability which, in the sole judgment of Brazos or any Assignee, is not adequately indemnified (Diamond Shamrock R & M's obligations under Article X of this Facilities Lease shall be deemed to be adequate indemnification if no Event of Default, Event of Facility Termination, Potential Default or Potential Facility Termination exists and if such civil liability is reasonably likely to be less than $500,000 per Facility and $1,000,000 in the aggregate for all Facilities), (ii) will not result in a material diminution in the value of the Facility, (iii) is consistent with business practices normal in the industry of Diamond Shamrock R & M, (iv) shall not involve any material danger that any Facility would be subject to sale, forfeiture or loss, as a result of failure to comply therewith, and (v) is permitted under the provisions of the Acquired Facilities Lease, if any, on such Facility. At least once each year prior to the anniversary of the date of this Facilities Lease, and more frequently at the reasonable request of Brazos or Assignee, Diamond Shamrock R & M shall advise Brazos in writing where all Store FF&E leased hereunder as of such date is principally located.

         Section 7.03. Compliance with Other Requirements. Diamond Shamrock R & M shall use every precaution which is commercially reasonable and which is usually employed by corporations engaged in a business which involves owning or operating similar property or equipment to prevent loss or damage to Facilities and to prevent injury to third persons or property of third persons. Diamond Shamrock R & M shall cooperate fully with Brazos and all insurance companies providing insurance pursuant to Article IX hereof in the investigation and defense of any claims or suits arising from the ownership or operation of Store FF&E or ownership, use, or occupancy of the Store, provided that nothing contained in this Section 7.03 shall be construed as imposing on Brazos any duty to investigate or defend any such claims or suits. Diamond Shamrock R & M shall comply and shall use its commercially reasonable best efforts to cause all persons using or operating Store FF&E or using or occupying Stores to comply with all Insurance Requirements and Legal Requirements regarding acquiring, titling, registering, leasing, insuring, using, occupying, operating and disposing of Facilities, and, if applicable, the licensing of operators thereof; provided, that Diamond Shamrock R & M shall not be required to comply with any Legal Requirements (a) in the case of Legal Requirements with respect to laws affecting the environment, such non-compliance was not the result of willful action by Diamond Shamrock R & M and Diamond Shamrock R & M acts diligently to cure such non-compliance upon becoming aware of it, or (b) unless any criminal liability could result from a failure to comply therewith, such non-compliance, individually or in the aggregate, (i) could not reasonably be expected to cause either Brazos or any Assignee in any danger of civil liability which, in the sole judgment of Brazos or any Assignee, is not adequately indemnified (Diamond Shamrock R & M's obligations under Article X of this Facilities Lease shall be deemed to be adequate indemnification if no Event of Default, Event of Facility Termination, Potential Default or Potential Facility Termination exists and if such civil liability is reasonably likely to be less than $500,000 per Facility and $1,000,000 in the aggregate for all Facilities), (ii) will not result in a material diminution in the value of the Facilities, (iii) is consistent with business practices normal in the industry of Diamond Shamrock R & M, (iv) shall not involve any material danger that any Facility would be subject to sale, forfeiture or loss, as a result of failure to comply therewith, and (v) is permitted under the provisions of the Acquired Facilities Lease, if any, on such Facility.

         Section 7.04. Inspection. Brazos or any Assignee or any authorized representative of either may during reasonable business hours from time to time inspect Facilities and deeds, registration certificates, certificates of title and related documents covering Facilities wherever the same may be located, but neither Brazos nor any Assignee shall have any duty to make any such inspection.

         Section 7.05. No Liens. Diamond Shamrock R & M shall not permit or suffer to exist on any Facility any Lien, other than Liens which are the subject of a Permitted Contest, Permitted Encumbrances and Liens placed thereon by, or arising from, Brazos' own actions or those of any Assignee or Affiliate of Brazos (provided, that any Liens of Record, other than Liens placed thereon by, or arising from, Brazos' own actions or those of any Assignee or Affiliate of Brazos, may not exceed an aggregate amount of $1,000,000 with respect to the aggregate of the Facilities and Property, and an aggregate amount of $100,000 with respect to each Facility and related Property), nor may it assign any right or interest herein or in any Facility. Diamond Shamrock R & M shall not without the prior written consent of Brazos and Assignee sublease or otherwise relinquish possession of any Facility, except that Diamond Shamrock R & M may otherwise relinquish possession of Facility to any contractor for use in performing work for Diamond Shamrock R & M, provided that such relinquishment of possession shall in no way affect the obligations of Diamond Shamrock R & M or the rights of Brazos hereunder and with respect to the Facility. Brazos shall have the present and continuing right to collect and enjoy all rents and other sums of money payable under any such sublease, and Diamond Shamrock R & M hereby irrevocably assigns such rents and other sums to Brazos for the benefit and protection of Brazos, provided that unless an Event of Default or Event of Facility Termination shall have occurred and be continuing hereunder, Diamond Shamrock R & M shall be entitled to collect and enjoy such rents and other sums. Diamond Shamrock R & M shall, within thirty
(30) days after the execution of any such sublease, deliver a conformed copy thereof to Brazos. Nothing contained in this Facilities Lease shall be construed as constituting the consent or request of Brazos, express or implied, to or for the performance by any contractor, laborer, materialman or vendor of any labor or services or for the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to any Facility or any part thereof. Notice is hereby given that Brazos will not be liable for any labor, services or materials furnished or to be furnished to Diamond Shamrock R & M, or to anyone holding any Facility or any part thereof through or under Diamond Shamrock R & M.

         Section 7.06. Interference. If any Lien or charge of any kind or any judgment, decree or order of any court or other governmental authority (including, without limitation, any state or local tax lien affecting the Facility), whether or not valid, shall be asserted or entered which is reasonably likely to interfere with the due and timely payment of any sum payable or the exercise of any of the rights or the performance of any of the duties or responsibilities under this Facilities Lease, Diamond Shamrock R & M shall, upon obtaining knowledge thereof or upon receipt of notice to that effect from Brazos, promptly take such action as may be necessary to prevent or terminate such interference.

                                  ARTICLE VIII

                      MAINTENANCE, IMPROVEMENT AND REPAIR
                                 OF FACILITIES

         Section 8.01. Warranties. Brazos, so long as no Event of Default or Event of Facility Termination shall have occurred and be continuing, hereby assigns and agrees to make available to Diamond Shamrock R & M any and all rights Brazos may have under any vendor's or manufacturer's warranties or undertakings with respect to any Facility. If any Event of Default or Event of Facility Termination shall have occurred and be continuing, the assignment of such rights from Brazos to Diamond Shamrock R & M shall be deemed to be terminated.

         Section 8.02. Costs and Expenses. Diamond Shamrock R & M shall pay all costs, expenses, fees and charges incurred in connection with the ownership, use or occupancy of any Store or ownership, use and operation of any Store FF&E during the Lease Term and Renewal Term, if any, thereof, including, without limitation, any rent under an Acquired Facilities Lease. Except as otherwise provided in Article XII hereof, Diamond Shamrock R & M shall at all times, at its own expense, and subject to reasonable wear and tear, keep the Facility in good operating order, repair, condition and appearance. The foregoing undertaking to maintain the Facility in good repair shall apply regardless of the cause necessitating repair, regardless of the availability or adequacy of insurance or condemnation proceeds and regardless of whether Diamond Shamrock R & M has possession of the Facility, and as between Brazos and Diamond Shamrock R & M all risks of damage to the Facility are assumed by Diamond Shamrock R & M. With respect to any Facility, the undertaking to maintain in good repair shall include, without limitation, all interior and exterior repairs, whether structural or nonstructural, foreseen or unforeseen, ordinary or extraordinary and all common area maintenance including, without limitation, removal of dirt, snow, ice, rubbish and other obstructions and maintenance of sidewalks and landscaping. Diamond Shamrock R & M hereby agrees to indemnify and hold Brazos and any Assignee harmless from and against all costs, expenses, claims, losses, damages, fines or penalties, including reasonable counsel fees, arising out of or due to Diamond Shamrock R & M's failure to fulfill its obligations under this Section 8.02.

         Section 8.03. Payment of Taxes. With respect to any Facility, Diamond Shamrock R & M shall make all required reports to the appropriate taxing authorities and shall pay: (i) all taxes, assessments, levies, fees, water and sewer rents and charges, and all other governmental, quasi-governmental and non-governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time during the Lease Term or any Renewal Term hereof, imposed or levied upon or assessed against (A) any Facility, (B) any Basic Rent, any Additional Rent or other sum payable hereunder or (C) this Facilities Lease, the leasehold estate hereby created, or which arises in respect of the ownership, operation, occupancy, possession or use of any Facility, (ii) all gross receipts or similar taxes (i.e., taxes based upon gross income which fail to take into account all customary deductions (e.g., depreciation and interest) relating to any Facility) imposed or levied upon, assessed against or measured by any Basic Rent, or any Additional Rent or other sum payable hereunder, (iii) all sales, value added, use and similar taxes at any time levied, assessed or payable on account of the acquisition, leasing or use of any Facility, and (iv) all charges of utilities and communications services serving the Facility. Diamond Shamrock R & M shall not be required to pay any franchise, estate, inheritance, transfer, federal income or similar tax of Brazos (other than any tax referred to in clause (ii) above) unless such tax is imposed, levied or assessed in substitution for any other tax, assessment, charge or levy which Diamond Shamrock R & M is required to pay pursuant to this
Section 8.03; provided, however, that if at any time during the term of this Facilities Lease, the method of taxation shall be such that there shall be levied, assessed or imposed on Brazos a capital levy or other tax directly on the rents received therefrom, or upon the value of any Facility or any present or any future improvement or improvements on any Facility, then all such taxes, assessments, levies, or charges, or the part thereof so measured or based, shall be payable by Diamond Shamrock R & M, but only to the extent that such taxes would be payable if the Facility affected were the only property of Brazos, and Diamond Shamrock R & M shall pay and discharge the same as herein provided. Diamond Shamrock R & M will furnish to Brazos, promptly after demand therefor, proof of payment of all items referred to above, the payment of which is the responsibility of Diamond Shamrock R & M. If any such assessments may legally be paid in installments, Diamond Shamrock R & M may pay such assessment in installments. So long as, in the reasonable opinion of Diamond Shamrock R & M's counsel, Diamond Shamrock R & M shall have reasonable grounds to contest the existence, amount, applicability or validity of any tax Diamond Shamrock R & M is required to pay pursuant to this Facilities Lease, Diamond Shamrock R & M may contest such tax pursuant to the provisions of Article

XVIII of this Facilities Lease so long as adequate reserves therefor are maintained by Diamond Shamrock R & M.

         Section 8.04. No Material Alterations. Diamond Shamrock R & M shall not make any material alterations to any Facility without the prior written consent of Brazos. Any improvements or additions paid for by Brazos in accordance with the Agreement for Facilities Lease shall become part of the Facility and shall be evidenced by a Revised Facility Leasing Record. Any improvements or additions to any Facility not paid for by Brazos shall become and remain the property of Diamond Shamrock R & M if it can be removed from such Facility without impairing the functioning of such Facility or its resale value, excluding such addition.

         Section 8.05. Maintenance. The Store FF&E shall be maintained, repaired, refurbished or replaced by Diamond Shamrock R & M when necessary in order to ensure that all the Store FF&E located at each Facility will include the Store FF&E listed on the Facility Leasing Record with respect to such Facility or replacements for such Store FF&E of the kind, quality and in the quantities included in the Facility Leasing Record with respect to such Facility (provided that Diamond Shamrock R & M may replace Store FF&E with equipment of different kind, quality and in different quantities if such replacement equipment is of equal or greater value in Brazos' good faith judgment and is included in the FF&E Specifications) and will be in such condition and sufficient to allow such Facility to be operated in accordance with industry standards as a gasoline/convenience store and in a manner and to standards at least substantially equivalent to the operation of gasoline/convenience stores owned and operated by Diamond Shamrock R & M. As equipment is substituted for Store FF&E subject to this Facilities Lease, title to such substitute equipment shall automatically be transferred to Brazos and such equipment shall be subject to this Facilities Lease and title to the existing Store FF&E for which such equipment is being substituted shall be released by Brazos.

         Section 8.06. Additions and Alterations. So long as no Event of Default or Event of Facility Termination shall have occurred and be continuing, Diamond Shamrock R & M may, at its expense, make additions to and alterations to any Facility, provided that upon completion of such additions or alterations
(i) neither the fair market value of the Facility shall be lessened thereby nor the condition of such Facility impaired, below the value, utility or condition thereof immediately prior to such action (assuming such Facility was then of a condition and repair required to be maintained pursuant to Section 8.02), (ii) such additions or alterations shall not result in a change of use of such Facility, (iii) such work shall be completed in a good and workmanlike manner and in compliance with all applicable Legal Requirements and Insurance Requirements and upon completion of the work the Facility shall comply in all respects with the requirements of this Facilities Lease and any Ground Lease and (iv) no exterior walls of any building or other improvement constituting a part of a Facility shall be demolished unless Diamond Shamrock R & M has made adequate provision according to nationally recognized sound and prudent engineering and architectural standards to preserve and maintain the structural integrity of the Facility and for the restoration of such Facility to a structurally sound architectural whole; provided, that Diamond Shamrock R & M shall notify Brazos of such costs that are in excess of $200,000 for a Facility and shall not make such additions or alterations that cost more than $200,000 for each Facility for more than ten (10) such Facilities at any one time and that such additions or alterations shall not result in any Lien (except Permitted Encumbrances) upon such Facility. Any and all such additions and alterations shall be and remain part of the Facility and shall be subject to this Facilities Lease.

         Section 8.07. Environmental Reports. At any reasonable time and from time-to-time, upon reasonable notice, Diamond Shamrock R & M shall furnish Brazos a report prepared by a qualified independent consultant, at the expense of Diamond Shamrock R & M, concerning the condition and status of a Facility in respect of any Environmental Laws, provided that the party requesting such report has demonstrable evidence that such Facility may be affected by a hazardous substance, a hazardous waste or an Environmental Claim not adequately addressed in any environmental assessment previously delivered to Brazos or any Assignee in connection with such Facility.

                                   ARTICLE IX

                                   INSURANCE

         Section 9.01. Liability and Property Damage. Diamond Shamrock R & M shall, at its sole cost and expense, maintain such liability and property damage insurance with respect to all Facilities and insurance against loss or damage to all Facilities of the types usually carried by corporations engaged in the same or a similar business, of similar size as Diamond Shamrock R & M, and owning or operating similar equipment and property and which cover risks of the kind customarily insured against by such corporations and such other insurance as may be required by law or as may be reasonably requested by Brazos for purposes of assuring compliance with this Article IX, including, without limitation, the insurance described on the Schedule of Insurance attached hereto as Exhibit A. Such insurance shall be written by financially sound and reputable companies which are legally qualified to issue such insurance. Diamond Shamrock R & M may, at its cost and expense, prosecute any claim against any insurer or contest any settlement proposed by any insurer, and Diamond Shamrock R & M may bring any such prosecution or contest in the name of Brazos, Diamond Shamrock R & M, or both, and Brazos will join therein at Diamond Shamrock R & M's request, provided that Diamond Shamrock R & M shall indemnify Brazos against any losses, costs or expenses (including reasonable attorneys' fees) which Brazos may incur in connection with such prosecution or contest.

         Section 9.02. Additional Insureds; Notice. Any policies of insurance carried in accordance with this Article IX and any policies taken out in substitution or replacement for any such policies (i) shall name Brazos and Assignee as additional insureds, as their respective interests may appear (but without imposing upon any such person any obligation imposed on the insured, including, without limitation, the liability to pay the premium for any such policy), (ii) shall have attached thereto a lender's loss payable endorsement for the benefit of Brazos and Assignee as loss payees and (iii) shall provide that as against Brazos and Assignee the insurers shall waive any rights of subrogation. Diamond Shamrock R & M shall request the insurers to give thirty
(30) days advance written notice to Brazos and its assigns of any cancellation of any insurance to be maintained under this Article. Diamond Shamrock R & M shall give a copy to Brazos and any Assignee of any notice received by Diamond Shamrock R & M regarding the cancellation or other termination of the insurance included in the Schedule of Insurance attached hereto as Exhibit A. Each liability policy (A) shall be primary without right of contribution from any other insurance which is carried by Brazos with respect to its interest as such in the Facility and (B) shall expressly provide that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured.

         Section 9.03. Application of Proceeds of Loss or Substantial Taking. Any insurance or condemnation proceeds received as the result of the occurrence of (i) any event of loss described in Section 14.03 hereof or (ii) any event of substantial Taking described in Section 15.01 shall be paid to Brazos, and disposed of as contemplated by Section 14.03 hereof.

         Section 9.04. Application of Proceeds of other than Loss or Substantial Taking. As between Diamond Shamrock R & M and Brazos, if any insurance or condemnation proceeds received as a result of any loss or Taking, other than a loss described in Section 14.03 or an event of substantial Taking described in Section 15.01, is less than $100,000, it is agreed that such proceeds will be paid to Diamond Shamrock R & M to be used for repairs, replacement, reconstruction or restoration in accordance with the terms of Sections 14.02 and 15.02 hereof. If the proceeds equal or exceed $100,000, then the proceeds shall be deposited in a special purpose account held by Assignee, to be used only for the purpose set forth in this paragraph, and Diamond Shamrock R & M shall be entitled (i) to receive the amounts so deposited against certificates, invoices or bills in form satisfactory to Brazos and Assignee, delivered to Brazos and Assignee from time to time as such work or repair progresses, and (ii) to direct the investment of the amounts so deposited as provided in Section 9.05. Any moneys remaining in the aforesaid account after final payment for repairs has been made shall be paid to Diamond Shamrock R & M.

         Section 9.05. Investment. Assignee, at Diamond Shamrock R & M's instruction, shall invest the amounts deposited with Assignee pursuant to
Section 9.04 in the following:

           (i)   direct obligations of the United States Government;

          (ii) interest-bearing time deposits at, or obligations of, any Assignee; or

         (iii) commercial paper supported by a letter of credit issued by any Assignee.

Such investments shall mature in such amounts and on such dates so as to provide that amounts shall be available on the draw dates sufficient to pay the amounts requested by and due to Diamond Shamrock R & M. Any interest earned on investments of such funds shall be paid to Diamond Shamrock R & M. Brazos and Assignee shall not be liable for any loss resulting from the liquidation of each and every such investment and Diamond Shamrock R & M shall be liable for such loss, if any.

         Section 9.06. Application in Default. Any amount referred to in Sections 9.03 or 9.04 which is payable to Diamond Shamrock R & M shall not be paid to Diamond Shamrock R & M or, if it has been previously paid to Diamond Shamrock R & M and not applied by Diamond Shamrock R & M as provided in Sections 9.03 or 9.04, shall not be retained by Diamond Shamrock R & M, if at the time of such payment an Event of Default or Event of Facility Termination shall have occurred and be continuing. In such event, all such amounts shall be paid to and held by Brazos as security for the obligations of Diamond Shamrock R & M hereunder or, at Brazos' option, applied by Brazos toward payment of any of such obligations of Diamond Shamrock R & M at the time due hereunder as Brazos may elect. At such time as there shall not be continuing any Event of Default or Event of Facility Termination, all such amounts at the time held by Brazos in excess of the amount, if any, which Brazos shall have elected to apply as above provided shall be applied as provided in Sections
9.03 or 9.04.

         Section 9.07. Certificates. On or before the execution of this Facilities Lease, and annually on or before the anniversary of the date of this Facilities Lease, Diamond Shamrock R & M will furnish to Brazos and Assignee certificates or other evidence reasonably acceptable to Brazos and Assignee certifying that the insurance then carried and maintained on each Facility complies with the terms hereof.

         Section 9.08. Covenant to Keep Insurance in Force. Diamond Shamrock R & M covenants that it will not use, occupy or operate any Facility or permit the use, occupancy or operation of any Facility at a time when the insurance required by this Article IX is not in force with respect to such Facility.

                                   ARTICLE X

                                  INDEMNITIES

         Section 10.01. Indemnified Persons. Diamond Shamrock R & M shall indemnify and hold harmless Brazos, each general and limited partner of Brazos, any Assignee, any successor or successors, and any Affiliate of each of them, and their respective officers, directors, incorporators, shareholders, partners (general and limited, including without limitation, the general and limited partners of Brazos), employees, agents and servants (each of the foregoing an "Indemnified Person") from and against all liabilities, taxes, losses, obligations, claims, damages, penalties, causes of action, suits, costs and expenses (including, without limitation, reasonable attorneys' and accountants' fees and expenses) or judgments of any nature relating to or in any way arising out of:

         (a) The ordering, delivery, acquisition, construction, title on acquisition, rejection, installation, possession, titling, retitling, registration, reregistration, custody by Diamond Shamrock R & M of title and registration documents, ownership, use, non-use, misuse, lease, operation, transportation, repair, control or disposition of any Facility leased or subleased or to be leased or subleased hereunder, (i) except to the extent that such costs are included in the Acquisition Cost of such Facility and (ii) except for any general administrative expenses of Brazos;

         (b) The assertion of any claim or demand based upon any infringement or alleged infringement of any patent or other right, by or in respect of any Facility; provided, however, that upon request of Diamond Shamrock R & M, Brazos will make available to Diamond Shamrock R & M Brazos' rights under any similar indemnification arising from any manufacturer's or vendor's warranties or undertakings with respect to Facility;

         (c) All U.S. Federal, state, county, municipal, foreign or other fees and taxes of whatsoever nature arising from or relating to ownership of the Facility, including but not limited to license, qualification, franchise, sales, use, gross income, gross receipts, ad valorem, business, personal property, real estate, value added, excise, motor vehicle, occupation fees and stamp or other taxes or tolls of any nature whatsoever, and penalties and interest thereon, whether assessed, levied against or payable by Brazos or otherwise, with respect to any Facility or the acquisition, purchase, sale, rental, use, operation, control, ownership or disposition of any Facility (including without limitation any claim by any governmental authority for transfer tax, transfer gains tax, mortgage recording tax, filing or other similar taxes or fees in connection with the acquisition of any Facility by Brazos or otherwise in connection with this Facilities Lease) or measured in any way by the value thereof or by the business of, investment in, or ownership by Brazos with respect thereto, provided that this indemnity shall not apply to (i) net income taxes imposed by any state or local taxing authority utilizing the Unitary Method of Taxation,
(ii) U.S. Federal net income or capital gains taxes or (iii) state and local net income or capital gains taxes which are imposed by a state or locality because of a relationship between Brazos and such state or locality unrelated to ownership of the Facility or to this Facilities Lease; and provided further, that to the extent Diamond Shamrock R & M's obligations hereunder include indemnifying Brazos for net income taxes imposed by a state or local taxing authority, such obligations shall be limited to indemnifying Brazos for the inability, disallowance or other loss of deductions relating to ownership of the Facilities customarily allowed in computing net income (e.g., interest expense, depreciation, financing, administrative and other fees and expenses);

         (d) Any violation or alleged violation (other than an alleged violation alleged by Brazos) by Diamond Shamrock R & M of this Facilities Lease or of any contracts or agreements to which Diamond Shamrock R & M is a party or by which it is bound or any laws, rules, regulations, orders, writs, injunctions, decrees, consents, approvals, exemptions, authorizations, licenses and withholdings of objection, of any governmental or public body or authority and all other Legal Requirements, including, without limitation, any Legal Requirements with respect to the environment or the regulation of hazardous materials or substances, or any breach of a representation or warranty by Diamond Shamrock R & M under this Facilities Lease;

         (e) Any Environmental Claim or requirement of Environmental Law concerning or relating to any Facility, or the operations or business in respect of any Facility; or

         (f) Any claim against Brazos' title or Assignee's interest in any Facility to the extent such claim is not fully paid by title insurance.

         Section 10.02. Payments. Diamond Shamrock R & M shall forthwith upon demand reimburse any Indemnified Person for any sum or sums expended with respect to any of the items set forth in Section 10.01 or, upon request from any Indemnified Person, shall pay such amounts directly. Any payment made to or on behalf of any Indemnified Person pursuant to this Article X shall be increased to such amount as will, after taking into account all taxes imposed with respect to the accrual or receipt of such payment (as the same may be increased pursuant to this sentence), equal the amount of the payment, reduced by the amount of any savings in such taxes actually realized by the Indemnified Person as a result of the payment or accrual of the amounts in respect of which the payment to or on behalf of the Indemnified Person hereunder is made. Any Indemnified Person seeking indemnification under this Article X shall give Diamond Shamrock R & M written evidence supporting the amount demanded, and such written evidence shall be deemed to be conclusive, absent manifest error. To the extent that Diamond Shamrock R & M in fact indemnifies any Indemnified Person under the indemnity provisions of this Facilities Lease, Diamond Shamrock R & M shall be subrogated to such Indemnified Person's rights in the affected transaction and shall have a right to determine the settlement of claims therein.

         Section 10.03. Continuing Indemnification. The indemnities contained in this Article X shall not be affected by and shall survive any termination of this Facilities Lease as a whole or in respect of any Facility leased hereunder or any failure or refusal of Diamond Shamrock R & M to accept any Facility constructed, acquired or ordered pursuant to the Agreement for Facilities Lease.

         Section 10.04.  Limitations.

         (a) Notwithstanding any provisions of this Article X to the contrary (except as further limited solely with respect to any Facility located in the State of New Mexico in Section 10.04(b) below), Diamond Shamrock R & M shall not indemnify and hold harmless any Indemnified Person against any claims and liabilities arising solely from the gross negligence (as between such Indemnified Person or an Affiliate of such Indemnified Person and

Diamond Shamrock R & M) or willful misconduct (as between such Indemnified Person or an Affiliate of such Indemnified Person and Diamond Shamrock R & M) of such Indemnified Person, but shall otherwise indemnify any Indemnified Person against its own negligence.

         (b) With respect to any Facility located in the State of New Mexico, no agreement to indemnify contained in this Agreement shall extend to liability, claims, damages, losses, or expenses, including attorney fees, arising out of the preparation or approval of maps, drawings, opinions, reports, surveys, change orders, designs, or specifications by the Indemnified Person, or the agents or employees of the Indemnified Person, or the giving of or the failure to give directions or instructions by the Indemnified Person, or the agents or employees of the Indemnified Person, where such giving or failure to give directions or instructions is the primary cause of bodily injury to persons or damage to property.

         (c)  Brazos and Diamond Shamrock R & M agree that the provisions of
Section 10.04(b) shall apply only with respect to any Facility located in the State of New Mexico. The provisions of Section 10.04(b) are included in this Facilities Lease for the sole purpose of complying with the provisions of
Section 56-7-1 of the New Mexico Statutes Annotated (1978) and shall have no force or effect with respect to any Facility located other than in the State of New Mexico.

         (d) Brazos and Diamond Shamrock R & M agree that the activities of Diamond Shamrock R & M under this Facilities Lease relating to the preparation or approval of any maps, drawings, opinions, reports, surveys, change orders, designs, or specifications relating to any Facility is being done by Diamond Shamrock R & M in its capacity as the lessee of the Facility and not as the agent or employee of Brazos. Diamond Shamrock R & M and Brazos agree that to the greatest extent possible without causing any indemnification provision of this Facilities Lease to be void and unenforceable under Section 56-7-1 of the New Mexico Statutes Annotated (1978), it is the intention of the parties to this Facilities Lease Agreement for Diamond Shamrock R & M to bear all responsibility for and to indemnify Brazos against any liability, claims, damages, losses or expenses, including attorneys fees, arising out of the preparation or approval of any maps, drawings, opinions, reports, surveys, change orders, designs, or specifications relating to the Facility.

         Section 10.05. Litigation. If any claim, action, proceeding or suit is brought against an Indemnified Person with respect to which Diamond Shamrock R & M would be required to indemnify such Indemnified Person, Diamond Shamrock R & M shall have the right to assume the defense thereof, including the employment at its expense of counsel; provided that Diamond Shamrock R & M shall not have such right, to the extent that such Indemnified Person shall deliver to Diamond Shamrock R & M a written notice waiving the benefits of the indemnification of such Indemnified Person provided by this Article X in connection with such claim, action, proceeding or suit. Notwithstanding the foregoing, if (i) any claim, action, proceeding or suit is brought against an Indemnified Person who is an individual, (ii) the action threatens to restrain or adversely affect the conduct of the business of the Indemnified Person, but not the business of Brazos' ownership of the Facility under this Facilities Lease, (iii) the claim, action, proceeding or suit seeks damages of more than $10,000,000, or (iv) independent counsel to an Indemnified Person shall conclude that there may be defenses available to the Indemnified Person which are different from, or additional to, and may conflict with those available to Diamond Shamrock R & M, Diamond Shamrock R & M shall not have the right to assume the defense of any such action on behalf of the Indemnified Person if such Indemnified Person chooses to defend such action, and all reasonable costs, expenses and attorneys' fees incurred by the Indemnified Person in defending such action shall be borne by Diamond Shamrock R & M.
Notwithstanding the assumption of its defense by Diamond Shamrock R & M pursuant to this paragraph, any Indemnified Person shall have the right to employ separate counsel and to participate in its defense, but the fees and expenses of such counsel shall be borne by the Indemnified Person. In addition, Diamond Shamrock R & M will not be liable for any settlement of any claim, action, proceeding or suit unless Diamond Shamrock R & M has consented thereto in writing. Any decision by an Indemnified Person to employ its own counsel rather than counsel selected by Diamond Shamrock R & M (whether or not at Diamond Shamrock R & M's expense) shall in no way affect any rights of such Indemnified Person otherwise arising under this Article X.

                                   ARTICLE XI

                            RENEWAL AND TERMINATION

         Section 11.01. Diamond Shamrock R & M's Right to Terminate. So long as no Event of Default or Event of Facility Termination has occurred and is continuing and, with respect to any Facility, so long as such Facility is not undergoing any additions or alterations subject to Section 8.06 hereof, Diamond Shamrock R & M shall have the right, at any time during the Lease Term or any Renewal Term, upon not less than thirty (30) days' written notice to Brazos and Assignee, to terminate on the Basic Rent Payment Date specified in such notice this Facilities Lease with respect to any Facility, if (a) indemnity payments to Brazos pursuant to Section 10.01(c) shall have been required and can be reasonably expected to occur subsequently and such payments are or would be in the aggregate (taking into account the recurring nature of the payments) sufficient in the reasonable judgment of Diamond Shamrock R & M to render this Facilities Lease uneconomic with respect to that Facility, (b) due to a change in accounting rules or treatment, this Facilities Lease is no longer treated as an operating lease for accounting purposes or (c) there exists an event of default under any Credit Agreement and the payment obligations of Brazos thereunder are declared to be immediately due and payable. Upon exercising its rights under this Section 11.01, Diamond Shamrock R & M shall either (i) purchase such Facility for cash at its Acquisition Cost or (ii) with the consent of Brazos, arrange, at its own cost and expense, for such Facility to be sold for cash pursuant to Section 11.04 and with the consequences therein provided, except that such sale must occur on the Basic Rent Payment Date stipulated in the written notice contemplated by this Section 11.01.

         Section 11.02. Brazos' Right to Terminate. Brazos shall have the right upon written notice to Diamond Shamrock R & M, to terminate the lease of any or all Facilities as of a Basic Rent Payment Date stipulated in such notice if at any time: (1) by reason of a nexus between a state or local taxing jurisdiction and the Facility or the activities of any user (other than Brazos) of the Facility, Brazos incurs, or, in its reasonable judgment, in the future would incur, a state or local tax based upon the Unitary Method of Taxation which, in its sole judgment, renders the

Facilities Lease uneconomic; or (2) the Agreement for Facilities Lease or any other instrument relating to this Facilities Lease, shall be deemed to require the payment or deemed to permit the collection of interest in excess of the Maximum Rate and any such interest in excess of such Maximum Rate cannot be spread and allocated either to the preceding or subsequent periods in which such excess interest is to be paid or collected pursuant to Section 19.08 of this Facilities Lease. In the event of a termination of this Facilities Lease with respect to any or all Facilities pursuant to this Section 11.02, Diamond Shamrock R & M shall either (i) purchase, on the Basic Rent Payment Date stipulated in the written notice contemplated by this Section 11.02, such Facility for cash at its Acquisition Cost or (ii) with the consent of Brazos, arrange, at its own cost and expense, for such Facility to be sold for cash pursuant to Section 11.04 and with the consequences therein provided, except that such sale must occur on the Basic Rent Payment Date stipulated in the written notice contemplated by this Section 11.02.

         Section 11.03. Renewal.

         (a) Not later than twelve months prior to the end of the Lease Term or the first Renewal Term, if any, as applicable, Brazos shall give notice to Diamond Shamrock R & M as to whether it desires to renew the lease with respect to each Facility and the terms and conditions (including the rental amounts) of any such renewal. Not later than nine months prior to the end of the Lease Term or Renewal Term, as applicable, Diamond Shamrock R & M shall give notice to Brazos as to whether it will renew or not renew the lease for each Facility for which Brazos has offered to renew the lease. Failure of Diamond Shamrock R & M to give such notice with respect to any Facility shall be deemed an election not to renew the lease for such Facility. So long as (i) no Event of Default or Event of Facility Termination has occurred and is continuing, with respect to each Facility for which the parties agree to renew the lease and (ii) Brazos shall have received a commitment for financing for each such Facility through the last day of the Renewal Term (as defined below) from the lender(s) under a then-existing Credit Agreement or from a third party, the lease shall be renewed for a term (the "Renewal Term") equal to five years commencing on the first day of the calendar month following the last day of the Lease Term or Renewal Term, as applicable, thereof; provided, however, the Lease Term or Renewal Term, as applicable, shall not be renewed if on the first day of the new Renewal Term (a) the lender(s) under a then-existing Credit Agreement fails to fund under its commitment pursuant to the terms of such commitment or (b) a third party fails to fund under its commitment for any reason.

         (b) With respect to each Facility for which the lease is not being renewed, Diamond Shamrock R & M shall, at its option, either (i) purchase such Facility for cash at its Acquisition Cost during the period from one (1) month before the end of the Lease Term or Renewal Term, as applicable, to five (5) Business Days before the end of the Lease Term or Renewal Term, as applicable or (ii) arrange, at its own cost and expense, for such Facility to be sold for cash pursuant to Section 11.04 and with the consequences therein provided during the period from six (6) months before the end of the Lease Term or Renewal Term, as applicable, to one (1) month before the end of the Lease Term or Renewal Term, as applicable. With respect to each Facility for which the lease is not being renewed, not later than eight months prior to the end of the Lease Term or Renewal Term, as applicable, Diamond Shamrock R & M shall give notice to Brazos of which Facilities it elects to purchase and which Facilities will be sold to third parties. Any notice given by Diamond Shamrock R & M pursuant to the preceding sentence shall be irrevocable, except that Diamond Shamrock R & M may revoke the election to have a Facility sold to a third party if Diamond Shamrock R & M purchases such Facility.

         Section 11.04. Sales to Third Parties. (a) If Diamond Shamrock R & M exercises its right to arrange for a sale of a Facility to a third party pursuant to Sections 11.01, 11.02 or 11.03, Brazos shall receive the proceeds of sale and:

           (i) if the proceeds of sale are greater than the Acquisition Cost of the Facility sold, Brazos shall pay to Diamond Shamrock R & M the amount by which such proceeds exceed such Acquisition Cost;

          (ii) if the proceeds of sale are equal to or less than the Acquisition Cost of the Facility sold, but greater than or equal to 25% of the Acquisition Cost of such Facility, Diamond Shamrock R & M shall pay to Brazos an amount equal to (A) such

                 Acquisition Cost less (B) the proceeds of such sale; and

         (iii) if the proceeds of sale are less than 25% of the Acquisition Cost of the Facility sold, Diamond Shamrock R & M shall pay to Brazos an amount equal to the sum of (A) 75% of such Acquisition Cost and (B) the amount by which the residual value of such Facility has been reduced by wear and tear in excess of that attributable to normal use, plus the amount by which, in the good faith judgment of Brazos, the proceeds of sale for such Facility has been reduced due to Liens attaching to such Facility at the time of sale.

For purposes of this Section 11.04, in connection with the sale of a Facility "proceeds of sale" shall mean the aggregate proceeds from the sale of such Facility without reduction for any amounts paid by Diamond Shamrock R & M.

         (b) All payments and credits referred to in paragraph (a) above shall be made on the date of the sale of such Facility, and the parties shall account to each other for such payments and credits. In consideration for the receipt by Brazos of the proceeds of sale and all other amounts then due and owing hereunder, Brazos shall transfer title to such Facility to the purchaser at the sale designated by Diamond Shamrock R & M. In the event of a sale pursuant to this Section 11.04, neither Diamond Shamrock R & M nor any Affiliate of Diamond Shamrock R & M shall purchase the Facility. Any Facility sold to a third party pursuant to this paragraph (b) shall be free of any Liens at the time of sale, including Liens which would otherwise be Permitted Encumbrances if such Liens would reduce the value to the purchaser of such Facility.

         (c) If a Facility and the related Property are sold to the same third party, the proceeds of sale shall be allocated prorata between such Facility and Property based on the Acquisition Cost of such Facility and the Acquisition Cost (as defined in the Ground Lease) of such Property.

         Section 11.05. Advisement. At least thirty (30) days prior to any sale of a Facility pursuant to Section 11.04, Diamond

Shamrock R & M shall deliver to Brazos a copy of the purchase contract for such Facility. If such sale will result in the applicability of Section 11.04(a)(iii), Brazos shall (i) arrange for a sale of such Facility to be made to a purchaser designated by Brazos, if such purchaser will pay an amount sufficient to render Section 11.04(a)(iii) inapplicable, or (ii) send Diamond Shamrock R & M a bill for the amount by which the residual value of such Facility has been reduced by wear and tear in excess of that attributable to normal use and the amount by which, in the good faith judgment of Brazos, the proceeds of sale for such Facility has been reduced due to Liens attaching to such Facility at the time of sale, and such amount shall be due and payable within ten (10) days after receipt of such bill. Unless Brazos shall arrange for the sale of such Facility and shall give Diamond Shamrock R & M notice thereof within thirty (30) days of Brazos' receipt of the purchase contract, Diamond Shamrock R & M may proceed with the sale to a purchaser designated by it, provided that on or before the date of such sale Diamond Shamrock R & M shall pay to Brazos the amount set forth in the bill for excess wear and tear and the amount by which, in the good faith judgment of Brazos, the proceeds of sale for such Facility has been reduced due to Liens attaching to such Facility at the time of sale. Within thirty (30) days of Diamond Shamrock R & M's receipt of Brazos' notice provided for in the preceding sentence, Diamond Shamrock R & M may arrange for such sale to be made to another purchaser designated by it, if such purchaser shall pay an amount sufficient to render
Section 11.04(a)(iii) inapplicable.

         Section 11.06. Additional Payments. In connection with any purchase or sale of a Facility under this Article XI, on or before the date such purchase or sale occurs, Diamond Shamrock R & M shall pay to Brazos, in addition to any purchase price payable, all Basic Rent payable, any Additional Rent, all amounts owing under Section 11.04, and other amounts owing hereunder.

         Section 11.07. Termination of Facilities Lease. Upon receipt by Brazos of the purchase price, payable in connection with any sale or purchase of any Facility under this Article XI, together with all additional payments required under Section 11.06 with respect to such Facility, this Facility Lease shall terminate with respect to such Facility.

         Section 11.08. Surrender of Facility. Subject to the provisions of this Article XI and Articles XII, XIII, XIV and XV hereof, upon termination of the lease of any Facility hereunder, Diamond Shamrock R & M shall surrender such Facility to Brazos. Each Facility shall be surrendered in the condition required by Section 8.02. Any cost of removal and delivery of Store FF&E to Brazos shall be paid by Diamond Shamrock R & M.


                                  ARTICLE XII

                            ECONOMIC DISCONTINUANCE

         Section 12.01. Uneconomic Facility. If, at any time after the end of its Lease Term, in the good faith judgment of Diamond Shamrock R & M, any Facility shall have become uneconomic for continued use and occupancy by Diamond Shamrock R & M as a gasoline/convenience store (such Facility used or to be used at such store are hereinafter sometimes called an "Uneconomic Facility"), then Diamond Shamrock R & M shall deliver to Brazos and Assignee a written notice (an "Uneconomic Notice") containing (i) notice of Diamond Shamrock R & M's intention to terminate the Facilities Lease as to such Uneconomic Facility as of a Basic Rent Payment Date specified in such notice, which Basic Rent Payment Date shall be within sixty (60) days of such notice, and (ii) a certificate of an officer of Diamond Shamrock R & M stating that Diamond Shamrock R & M has determined that such Facility has become uneconomic for continued use and occupancy by Diamond Shamrock R & M as a gasoline/convenience store. Diamond Shamrock R & M shall terminate this Facilities Lease with respect to such Uneconomic Facility and shall either purchase the Uneconomic Facility for cash at its Acquisition Cost on the Basic Rent Payment Date specified in such notice or sell such Uneconomic Facility on such date; provided, that if the proceeds of the sale of the Uneconomic Facility are less than the Acquisition Cost of such Uneconomic Facility, then in addition to the purchase price Diamond Shamrock R & M shall pay to Brazos an amount equal to such Acquisition Cost less the proceeds of such sale.

         Section 12.02. Uneconomic Notice. If, at any time during its Lease Term, in the good faith judgment of Diamond Shamrock R & M, any Facility shall have become an Uneconomic Facility, then Diamond Shamrock R & M shall deliver to Brazos and Assignee an Uneconomic

Notice containing (i) notice of Diamond Shamrock R & M's intention to terminate the Facilities Lease as to such Uneconomic Facility as of a Basic Rent Payment Date specified in such notice, which Basic Rent Payment Date shall be within sixty (60) days of such notice, and (ii) a certificate of an officer of Diamond Shamrock R & M stating that Diamond Shamrock R & M has determined that such Facility has become uneconomic for continued use and occupancy by Diamond Shamrock R & M as a gasoline/convenience store; provided, that Diamond Shamrock R & M may not deliver an Uneconomic Notice to Brazos under the terms of this
Section 12.02 for more than an aggregate of the greater of (A) ten percent (10%) of the Facilities then subject to this Facilities Lease or (B) ten (10) Facilities. Simultaneously with the delivery of an Uneconomic Notice, Diamond Shamrock R & M shall deliver to Brazos notice of Diamond Shamrock R & M's intent to terminate this Facilities Lease with respect to such Uneconomic Facility and either to purchase the Uneconomic Facility at its Acquisition Cost on the Basic Rent Payment Date specified in such notice or to sell such Uneconomic Facility on such date; provided, that if the proceeds of the sale of the Uneconomic Facility are less than the Acquisition Cost of such Uneconomic Facility, then in addition to the purchase price Diamond Shamrock R & M shall pay to Brazos an amount equal to such Acquisition Cost less the proceeds of such sale.

         Section 12.03. Payment. In connection with any purchase or sale pursuant to this Article XII, on the Basic Rent Payment Date upon which such purchase or sale occurs, Diamond Shamrock R & M shall pay or cause the purchaser to pay to Brazos the purchase price, and Diamond Shamrock R & M shall pay all Basic Rent payable and any Additional Rent and other amounts owing hereunder.

         Section 12.04. No Right to Use. If Diamond Shamrock R & M terminates this Facilities Lease with respect to any Facility pursuant to this Article XII, neither Diamond Shamrock R & M nor any Affiliate of Diamond Shamrock R & M shall have the right for one year following the date of such termination to use, and shall not use, such Facility as a gasoline/ convenience store.

                                  ARTICLE XIII

                               EVENTS OF DEFAULT

         Section 13.01. Events of Default. Any of the following events of default shall constitute an "Event of Default" and shall give rise to the rights on the part of Brazos described in Section 13.02 hereof:

         (a) Failure to Make Payments. Failure of Diamond Shamrock R & M to pay amounts due to Brazos at the time of any scheduled sale of a Facility hereunder, failure of Diamond Shamrock R & M to pay Basic Rent or Additional Rent for more than five (5) days after such payment is due pursuant to Article VI hereof, or failure of Diamond Shamrock R & M to pay any other amount payable by Diamond Shamrock R & M hereunder within ten (10) days after demand for such payment.

         (b) Failure to Maintain Insurance. Failure of Diamond Shamrock R & M to maintain the insurance required by Article IX hereof, or default in the performance of the covenant contained in Section 9.04 hereof.

         (c) Other Defaults. Diamond Shamrock R & M shall default in the performance or observance of any other term, covenant, condition or obligation contained in this Facilities Lease or any Consent and such default shall (i) continue for thirty (30) days after notice shall have been given to Diamond Shamrock R & M by Brazos or any Assignee specifying such default and requiring such default to be remedied or (ii) if such default is of a nature that it is not capable of being cured within such 30-day period, Diamond Shamrock R & M shall not have diligently commenced curing such default, proceeded diligently and in good faith thereafter to complete curing such default, or cured such default within ninety (90) days.

         (d) Bankruptcy. (i) The entry of a decree or order for relief in respect of Diamond Shamrock R & M or Guarantor by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Diamond Shamrock R & M or Guarantor or of any substantial part of Diamond Shamrock R & M's or the Guarantor's property, or ordering the winding up or liquidation of Diamond Shamrock R & M's or the Guarantor's affairs, and the continuance of any such decree or order unstayed and in effect for a period of thirty (30) consecutive days; or
(ii) the general suspension or discontinuance of Diamond Shamrock R & M's or Guarantor's business operations, its insolvency (however evidenced) or its admission of insolvency or bankruptcy, or the commencement by Diamond Shamrock R & M or Guarantor of a voluntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Diamond Shamrock R & M or of Guarantor of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the failure of Diamond Shamrock R & M or Guarantor generally to pay its debts as such debts become due, or the taking of corporate action by Diamond Shamrock R & M or Guarantor in furtherance of any such action.

         (e) Payment of Obligations. A default or event of default, the effect of which is to permit the holder or holders of any Indebtedness of Diamond Shamrock R & M or Guarantor, or a trustee or agent on behalf of such holder or holders, to cause such Indebtedness to become due prior to its stated maturity shall occur under the provisions of any instrument evidencing Indebtedness in excess of $15,000,000 of Diamond Shamrock R & M or Guarantor (or under the provisions of any agreement pursuant to which such instrument was issued).

         (f) Misrepresentations. Any representation or warranty made by Diamond Shamrock R & M in this Facilities Lease or any Consent or which is contained in any certificate, document or financial or other statement furnished under or in connection with this Facilities Lease proves to be false or inaccurate in any material respect when made or deemed made.

         (g) Guaranty and Residual Guaranty Payment Support. Any representation or warranty made by Guarantor in the Guaranty, Residual Guaranty Payment Support any Consent or any document contemplated hereby or thereby proves to be false or inaccurate in any material respect when made or deemed made, or Guarantor defaults in the performance of any term, condition, covenant or obligation contained in the Guaranty, Residual Guaranty Payment Support or any Consent, and such default shall not have been cured within any applicable grace or cure period.

         (h) Default Under Agreement for Facilities Lease. An Event of Default (as defined in the Agreement for Facilities Lease) shall occur under the Agreement for Facilities Lease.

         (i) Other Agreements. Diamond Shamrock R & M shall default in any material respect in the performance or observance of any term, covenant, condition or obligation contained in any other written agreement between Diamond Shamrock R & M and Brazos and such default shall not have been cured within any applicable grace or cure period.

         (j) Unauthorized Assignment. Any assignment by Diamond Shamrock R & M of any interest in this Agreement (except for any sublease of its interest in any Facility).

         Section 13.02. Rights Upon Default. Upon the occurrence and continuation of any Event of Default Brazos or any Assignee may in its discretion declare this Facilities Lease to be in default and do any one or more of the following:

         (a)     Terminate the lease of any or all Facility leased hereunder;

         (b) Whether or not the lease of any Facility is terminated, take immediate possession of and remove any or all Store FF&E and other equipment or property of Brazos in the possession of Diamond Shamrock R & M, wherever situated, and for such purpose, enter upon any premises without liability to Diamond Shamrock R & M for so doing;

         (c) Whether or not any action has been taken under (a) or (b) above, sell any Facility or Brazos' interest in any Acquired Facilities Lease (with or without the concurrence or request of Diamond Shamrock R & M);

         (d) Hold, use, occupy, operate, remove, lease or keep idle any or all Facility as Brazos in its sole discretion may determine, without any duty to account to Diamond Shamrock R & M with respect to any such action or inaction or for any proceeds thereof; and

         (e) Exercise any other right or remedy which may be available under applicable law and in general proceed by appropriate judicial proceedings, either at law or in equity, to enforce the terms hereof or to recover damages for the breach hereof.

         Suit or suits for the recovery of any default in the payment of any sum due hereunder or for damages may be brought by Brazos from time to time at Brazos' election, and nothing herein contained shall be deemed to require Brazos to await the date whereon this Facilities Lease or the term hereof would have expired by limitation had there been no such default by Diamond Shamrock R & M or no such termination or cancellation.

         The receipt of any payments under this Facilities Lease by Brazos with knowledge of any breach of this Facilities Lease by Diamond Shamrock R & M or of any default by Diamond Shamrock R & M in the performance of any of the terms, covenants or conditions of this Facilities Lease, shall not be deemed to be a waiver of any provision of this Facilities Lease.

         No receipt of moneys by Brazos from Diamond Shamrock R & M after the termination or cancellation hereof in any lawful manner shall reinstate, continue or extend the Lease Term or any Renewal Term, or affect any notice theretofore given to Diamond Shamrock R & M, or operate as a waiver of the right of Brazos to enforce the payment of Basic Rent or Additional Rent or other charges payable hereunder, or operate as a waiver of the right of Brazos to recover possession of any Property by proper suit, action, proceedings or remedy; it being agreed that, after the service of notice to terminate or cancel this Facilities Lease, and the expiration of the time therein specified, if the default has not been cured in the meantime, or after the commencement of suit, action or summary proceedings or of any other remedy, or after a final order, warrant or judgment for the possession of the Facility, Brazos may demand, receive and collect any moneys payable hereunder, without in any manner affecting such notice, proceedings, suit, action, order, warrant or judgment; and any and all such moneys so collected shall be deemed to be payments on account for the use, operation and occupation of the Facility, or at the election of Brazos, on account of Diamond Shamrock R & M's liability hereunder. Acceptance of the keys to any Facility, or any similar act, by Brazos, or any agent or employee, during the term hereof, shall not be deemed to be an acceptance of a surrender of any Facility unless Brazos shall consent thereto in writing.

         If, after an Event of Default shall have occurred, Diamond Shamrock R & M fails to surrender promptly after written request by Brazos or converts or destroys any Facility, Diamond Shamrock R & M shall be liable to Brazos for all Basic Rent and Additional Rent then due and payable with respect to such Facility, all other amounts payable under this Facilities Lease, the Acquisition Cost of such Facility as of the date of such request, conversion or destruction and all losses, damages and expenses (including, without limitation, attorneys' fees and expenses) sustained by Brazos by reason of such Event of Default and the exercise of Brazos' remedies with respect thereto.

         If, after an Event of Default Brazos repossesses any Facility, notwithstanding any termination of this Facilities Lease, Diamond Shamrock R & M shall be liable for and Brazos may recover from Diamond Shamrock R & M all Basic Rent accrued and any Additional Rent owing with respect to such Facility to the date of such repossession, all other amounts payable under this Facilities Lease, and all losses, damages and expenses (including, without limitation, reasonable attorneys' fees and expenses) sustained by Brazos by reason of such Event of Default and the exercise of Brazos' remedies with respect thereto. In addition, Brazos may sell Brazos' interest in any Facility upon any terms that Brazos deems satisfactory, free of any rights of Diamond Shamrock R & M or any person claiming through or under Diamond Shamrock R & M. In the event of such sale, in addition to the amounts payable under the first sentence of this paragraph, Brazos shall be entitled to recover from Diamond Shamrock R & M, as liquidated damages, and not as a penalty, an amount equal to the Acquisition Cost of any Facility so sold, minus the net proceeds of such sale (deducting from the gross proceeds of such sale any reasonable legal expenses, commissions, sales taxes or other costs or expenses associated with such sale) received by Brazos; provided however, if the proceeds of such sale are in excess of the amount payable to Brazos pursuant hereto, such excess shall be the property of Diamond Shamrock R & M. In lieu of such sale, in addition to the amounts payable under the first sentence of this paragraph, Brazos may cause Diamond Shamrock R & M to pay to Brazos, and Diamond Shamrock R & M shall pay to Brazos, as liquidated damages, and not as a penalty, an amount equal to the Acquisition Cost of any or all of the Facilities, and upon payment in full of all such amounts Brazos shall transfer all of Brazos' right, title and interest in and to the Facility to Diamond Shamrock R & M.

         To the extent deemed necessary or advisable by counsel for Brazos, Brazos shall have the right, and is hereby granted the power by Diamond Shamrock R & M, to sell all or any part of any Facility at public venue pursuant to power of sale in accordance with the laws of the State in which the Facility is located.

         Sales pursuant to this Section 13.02, by Brazos of any part of the Facility, may be by private or public sale, in such order or otherwise in such manner as Brazos may elect in its sole discretion. Brazos shall have, with respect to the Store FF&E, in addition to any other rights and remedies which may be available to it at law or in equity or pursuant to this Facilities Lease or any other contract or agreement, all rights and remedies of a secured party under any applicable version of the Uniform Commercial Code of the relevant jurisdictions relating to the Store FF&E, and it is expressly agreed that if Brazos should proceed to dispose of or utilize the Store FF&E, or any part thereof, in accordance with the provisions of said Uniform Commercial Code, ten
(10) days' notice by Brazos to Diamond Shamrock R & M shall be deemed to be reasonable notice of any such provision requiring such notice. Any sale of Store FF&E by Brazos may be made on such terms as it may choose, without assuming any credit risk and without any obligation to advertise or give notice of any kind other than that necessary under applicable law. Brazos shall incur no liability as a result of the sale of the Store FF&E, or any part thereof, at any private or public sale. Diamond Shamrock R & M hereby waives, to the extent permitted by law, any claims against Brazos arising by reason of the fact that the price at which the Store FF&E may have been sold at such private sale was less than the price which may have been obtained at a public sale or was less than the aggregate account of the amounts due from Diamond Shamrock R & M to Brazos hereunder, even if Brazos accepts the first offer received and does not offer the Store FF&E to more than one possible purchaser.

         No remedy referred to in this Section 13.02 is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Brazos at law or in equity, and the exercise in whole or in part by Brazos of any one or more of such remedies shall not preclude the simultaneous or later exercise by Brazos of any or all such other remedies. No waiver by Brazos of any Event of Default hereunder shall in any way be, or be construed to be, a waiver of any future or subsequent Event of Default.

         With respect to the termination of this Facilities Lease as to any Facility as a result of an Event of Default, Diamond Shamrock R & M hereby waives service of any notice of intention to re-enter. Diamond Shamrock R & M hereby waives any and all rights to recover or regain possession of any Facility or to reinstate this Facilities Lease as permitted or provided by or under any statute, law or decision now or hereafter in force and effect.

         Section 13.03. Events of Facility Termination. The occurrence of any of the following shall constitute an Event of Facility Termination with respect to a Facility:

                 (a) Unsatisfactory Title. If at any time title to any Facility is not satisfactory to Brazos or Assignee by reason of any Lien or other defect not disclosed in writing at the time of any advance (even though the same may have existed at the time of any such advance), except the Permitted Exceptions, and such Lien, encumbrance or other defect is not corrected within thirty (30) days after notice to Diamond Shamrock R & M.

                 (b) Nonconforming Work. If Diamond Shamrock R & M shall fail to promptly correct any structural defect in a Store or replace any Store FF&E which does not conform to the FF&E Specifications upon demand of Shamrock Holdings.

                 (c) Non-Compliance with Governmental Requirements. If Diamond Shamrock R & M fails to comply with any requirement of any Governmental Authority with respect to such Facility or to contest such requirement by means of a Permitted Contest under Article XVIII
         (i) within thirty (30) days after notice in writing of such requirement shall have been given to Diamond Shamrock R & M by such Governmental Authority or by Brazos or Assignee, or (ii) if such requirement is of a nature that it cannot be completely complied with within such 30-day period, if Diamond Shamrock R & M shall fail after such notice either diligently to commence complying with such requirement or to proceed thereafter with reasonable diligence and in good faith to comply with such requirement; provided, however, that Diamond Shamrock R & M shall in any event comply with such requirement prior to the date on which such Facility may be seized or sold as a result of such non-compliance.

                 (d) Permits. If Diamond Shamrock R & M shall fail to obtain or be unable to obtain any Permit, or if any Permit shall be revoked or otherwise cease to be in full force and effect unless, if such revocation or cessation shall not be due to Diamond Shamrock R & M's negligence or willful misconduct, Diamond Shamrock R & M shall have obtained reinstatement or reissuance of such Permit within thirty
         (30) days after the revocation or expiration thereof, or if such reinstatement or reissuance is of a nature that it cannot be completely effected within thirty (30) days, Diamond Shamrock R & M shall have diligently commenced application for such reinstatement or reissuance and shall thereafter be diligently proceeding to complete said reinstatement or reissuance.

                 (e) Default under Acquired Facilities Lease. Diamond Shamrock R & M shall default in the observance or performance of any term, covenant or condition of the Acquired Facilities Lease relating to such Facility on the part of Brazos, as tenant thereunder, to be observed or performed, unless any such observance or performance shall have been waived or not required by the landlord under the Acquired Facilities Lease, or if any one or more of the events referred to in the Acquired Facilities Lease shall occur which would cause the Acquired Facilities Lease to terminate without notice or action by the landlord thereunder or which would entitle the landlord under the Acquired Facilities Lease to terminate the Acquired Facilities Lease and the term thereof by the giving of notice to Brazos, as tenant thereunder, or if the Acquired Facilities Lease shall be terminated or canceled for any reason or under any circumstance whatsoever, or if any of the terms, covenants or conditions of the Acquired Facilities Lease shall in any manner be modified, changed, supplemented, altered or amended in any material respect without the consent of Brazos.

                 (f) Completion of Construction. Diamond Shamrock R & M shall fail to complete construction of a Facility on a Property within the time period set forth in Section 5.01 of the Agreement for Facilities Lease.

         Section 13.04. Brazos' Right upon Event of Facility Termination. If any Event of Facility Termination with respect to a Facility shall occur, Brazos may, as liquidated damages and not as a penalty, require Diamond Shamrock R & M to purchase such Facility on the next Basic Rent Payment Date at a price equal to the Acquisition Cost for such Facility by giving notice of such required purchase. In connection with any such purchase under this Section 13.04, on the Basic Rent Payment Date upon which such purchase shall occur, Diamond Shamrock R & M shall pay to Brazos, in addition to any purchase price payable, all Basic Rent payable and any Additional Rent and other amounts owing hereunder with respect to such Facility. At the time of such sale, Diamond Shamrock R & M shall be required to pay to Brazos the obligations, costs, losses, damages, and expenses (including, without limitation, reasonable attorneys' fees and expenses) sustained by Brazos by reason of such Event of Facility Termination and exercise of Brazos' rights under this Section 13.04.


                                  ARTICLE XIV

                        LOSS OF OR DAMAGE TO FACILITIES

         Section 14.01. Diamond Shamrock R & M's Risk. Diamond Shamrock R & M hereby assumes all risk of loss of or damage to Facilities, however caused. No loss of or damage to any Facility shall impair any obligation of Diamond Shamrock R & M under this Facilities Lease, which shall continue in full force and effect with respect to any lost or damaged Facility.

         Section 14.02. Repair. In the event of damage of any kind whatsoever to any Facility (unless the same is determined by Diamond Shamrock R & M to be damaged beyond repair) Diamond Shamrock R & M, at its own cost and expense, shall place the same in good operating order, repair, condition and appearance.

         Section 14.03. Facility Damaged Beyond Repair. If any Facility is destroyed, lost, stolen, seized, confiscated, rendered unfit for use or damaged beyond repair (in the reasonable judgment of Diamond Shamrock R & M), or if the use of any Facility by Diamond Shamrock R & M in the ordinary course of business is prevented by the act of any third person or persons or governmental instrumentality for a period exceeding ninety (90) days (other than an act which is a Taking which is substantial as described in Section 15.01 of this Facilities Lease), or if the Acquired Facilities Lease applicable to such Facility is terminated due to casualty, or if such Facility is attached (other than on a claim against Brazos as to which Diamond Shamrock R & M is not obligated to indemnify Brazos) and the attachment is not removed within ninety (90) days, or if a Taking which is substantial as described in Section 15.01 shall occur, then in any such event,
(i) Diamond Shamrock R & M shall promptly notify Brazos and Assignee in writing of such event, (ii) on the Basic Rent Payment Date following such event, unless such Basic Rent Payment Date occurs within ten (10) days of such event, in which case on the next Basic Rent Payment Date, Diamond Shamrock R & M shall pay to Brazos an amount equal to the Acquisition Cost of such Facility (after deducting any insurance proceeds received by Brazos in respect of such event or the net amount after Brazos' expenses of proceeds to Brazos from any award or sale made in connection with a Taking), provided that insurance or net Taking proceeds, if any, received by Brazos in excess of the Acquisition Cost of the affected Facility shall be paid by Brazos to Diamond Shamrock R & M, (iii) the Lease Term or Renewal Term of such Facility shall continue until the Basic Rent Payment Date on which Brazos receives payment from Diamond Shamrock R & M of the amount payable pursuant to this Section 14.03 and the Basic Rent and any Additional Rent and other amounts owing hereunder, and shall thereupon terminate and (iv) Brazos shall on such Basic Rent Payment Date transfer title to such Facility to Diamond Shamrock R & M, and Diamond Shamrock R & M shall be subrogated to Brazos' rights in the affected transaction.


                                   ARTICLE XV

                            CONDEMNATION OF FACILITY

         Section 15.01. Taking of Substantially all of a Facility. If Diamond Shamrock R & M or Brazos shall receive notice that the use, occupancy or title to all or substantially all of a Facility is to be taken, requisitioned or sold in, by or on account of eminent domain proceedings or other action by any person or authority having the power of eminent domain (such events collectively referred to as a "Taking"), and such Taking is substantial, then the Lease Term or Renewal Term shall terminate as provided in Section 14.03. A Taking shall be deemed substantial if the Facility or the remainder of the Property on which it is located is unusable for Diamond Shamrock R & M's ordinary business purposes or the Acquired Facilities Lease applicable to such Facility is terminated as a result of such Taking.

         Section 15.02. Taking of Less than Substantially all of a Facility. If less than substantially all of a Facility or the Property on which it is located is subject to a Taking, then this Facilities Lease shall continue in effect as to such Facility not taken and Diamond Shamrock R & M, at its own cost and expense, shall place the same in good operating order, repair, condition and appearance. Brazos and Diamond Shamrock R & M each hereby waives any statutory or common law right allowing either of them to petition any court to terminate this Facilities Lease in the event of a Taking of less than substantially all of the Facility or the Property on which it is located.

         Section 15.03. Grant of Minor Easements. So long as no Event of Default or Event of Facility Termination hereunder has occurred and is continuing, Diamond Shamrock R & M shall have the right to grant minor easements for the benefit of any Facility or which are deemed reasonably necessary for Diamond Shamrock R & M's use of the Facility. If Diamond Shamrock R & M receives any monetary consideration for such easement or dedication, Diamond Shamrock R & M shall promptly deliver such consideration to Brazos. Diamond Shamrock R & M shall exercise the above power to grant without the joinder of Brazos, except that Brazos will cooperate, at Diamond Shamrock R & M's expense, as necessary and join in the execution of any appropriate instrument. As a condition precedent to Diamond Shamrock R & M's exercise of any of Diamond Shamrock R & M's powers under this Article, Diamond Shamrock R & M shall give Brazos ten (10) days' prior written notice of the proposed action. Upon the giving of such notice, Diamond Shamrock R & M shall be deemed to have certified that such action will not materially adversely affect either the market value of such Facility or the use of such Facility for its intended purpose, will not affect Brazos' or any Assignee's ability to exercise its rights and remedies under this Facilities Lease and that Diamond Shamrock R & M undertakes to remain obligated under this Facilities Lease to the same extent as if Diamond Shamrock R & M had not exercised its powers under this Article and Diamond Shamrock R & M will perform all obligations under such instrument and shall prepare all required documents and provide all other instruments and certificates as Brazos may reasonably request.


                                  ARTICLE XVI

                              LEASEHOLD INTERESTS

         The following provisions relate to each lease (an "Acquired Facilities Lease") under which a leasehold interest in a Facility is being subleased to Diamond Shamrock R & M hereunder:

         (a) This Facilities Lease is subject and subordinate to all of the terms, covenants, provisions, conditions and agreements contained in each Acquired Facilities Lease and the matters to which the Acquired Facilities Lease is subject and subordinate.

         (b) Diamond Shamrock R & M hereunder covenants and agrees to perform and to observe all of the terms, covenants, provisions, conditions and agreements of the underlying Acquired Facilities Lease on Brazos' part as lessee thereunder to be performed and observed including, without limitation, payment of all rent, additional rent and other amounts payable by Brazos as lessee under the Acquired Facilities Lease, to the end that all things shall be done which are necessary to keep unimpaired the rights of Brazos as lessee under the Acquired Facilities Lease.

         (c) Diamond Shamrock R & M covenants and agrees that it will not do or cause to be done or suffer or permit any act or thing to be done which would or might cause such Acquired Facilities Lease or the rights of Brazos as lessee thereunder to be canceled, terminated or forfeited or which would make Diamond Shamrock R & M or Brazos liable for any losses, costs, liabilities, damages, claims, penalties or other expenses.

         (d)     Diamond Shamrock R & M covenants and agrees pursuant to
Article X hereof to indemnify and hold harmless Brazos and any Assignee from and against any and all liability, loss, damage, suits, penalties, claims and demands of every kind and nature (including, without limitation, reasonable attorneys' fees and expenses) by reason of Diamond Shamrock R & M's failure to comply with any Acquired Facilities Lease or the provisions of this Article XVI.

         (e) Brazos and Diamond Shamrock R & M agree that any services which are required to be provided or repairs or restorations which are required to be made in accordance with the provisions of such Acquired Facilities Lease by the lessor thereunder will be provided and made by such lessor, and Brazos shall have no obligation to provide any such services or to make any such repairs or restorations. Brazos shall in no event be liable to Diamond Shamrock R & M nor shall the obligations of Diamond Shamrock R & M hereunder be impaired or the performance thereof excused because of any failure or delay on the part of the lessor under the Acquired Facilities Lease in providing such services or making such restorations or repairs and such failure or delay shall not constitute a basis for any claim against Brazos or any offset against any amount payable to Brazos under this Facilities Lease.

         (f) If Brazos' interest under any Acquired Facilities Lease shall expire, terminate or otherwise be extinguished, the Facilities Lease of the Facility to which such Acquired Facility Lease relates shall thereupon terminate as provided in this paragraph. Upon such expiration, termination or extinguishment (i) on the Basic Rent Payment Date next succeeding such event, Diamond Shamrock R & M shall pay to Brazos an amount equal to the Acquisition Cost of such Facility and (ii) the Lease Term or Renewal Term of such Facility shall continue until the date on which Brazos receives payment from Diamond Shamrock R & M of the amount payable pursuant to this paragraph (f) and of all Basic Rent payable and any Additional Rent and other amounts owing hereunder, and shall then terminate upon the payment of such amounts.

                                  ARTICLE XVII

                       STORE FF&E TO BE PERSONAL PROPERTY

         It is the intention and understanding of Brazos and Diamond Shamrock R & M that all Store FF&E shall be and at all times remain personal property. Diamond Shamrock R & M shall obtain and record such instruments and take such steps as may be necessary to prevent any person from acquiring any rights in Store FF&E paramount to the rights of Brazos by reason of such Store FF&E being deemed to be real property. If, notwithstanding the intention of the parties and the provisions of this Article XVI, any person acquires or claims to have acquired any rights in any Store FF&E superior to the rights of Brazos, by reason of such Store FF&E being deemed to be real property, Diamond Shamrock R & M shall promptly notify Brazos in writing of such fact and (unless the basis for such claim is waived or eliminated to the satisfaction of Brazos within a period of thirty (30) days from the date it is asserted) Diamond Shamrock R & M shall on the Basic Rent Payment Date following the expiration of the 30-day period referred to above in this sentence pay to Brazos an amount equal to the Acquisition Cost of such Store FF&E at the time of payment. On such Basic Rent Payment Date, in addition to the payment of the Acquisition Cost, Diamond Shamrock R & M shall pay to Brazos Basic Rent payable and any Additional Rent and other amounts owing hereunder and the lease of such Store FF&E shall thereupon terminate. Brazos shall at the end of such calendar month transfer title to such Store FF&E to Diamond Shamrock R & M, and Diamond Shamrock R & M shall be subrogated to Brazos' rights in the affected transaction.


                                 ARTICLE XVIII

                               PERMITTED CONTESTS

         (a) Diamond Shamrock R & M shall not be required, nor shall Brazos have the right, to pay, discharge or remove any tax, assessment, levy, fee, rent, charge, Lien or encumbrance, or to comply or cause any Facility to comply with any Legal Requirements applicable to any Facility or the occupancy, use or operation thereof, so long as no Event of Default, Event of Facility Termination, Potential Default or Potential Facility Termination exists under this Facilities Lease with respect to any Facility, and, in the opinion of Diamond Shamrock R & M's counsel, Diamond Shamrock R & M shall have reasonable grounds to contest, and shall be diligently contesting, the existence, amount, applicability or validity thereof by appropriate proceedings, which proceedings in the reasonable judgment of Brazos, (i) shall not involve any material danger that any Facility or any Basic Rent or any Additional Rent would be subject to sale, forfeiture or loss, as a result of failure to comply therewith, (ii) shall not affect the payment of any Basic Rent or any Additional Rent or other sums due and payable hereunder, (iii) unless any criminal liability could result from a failure to comply therewith, could not reasonably be expected to cause either Brazos or any Assignee to incur civil liability which, in the sole judgment of Brazos or any Assignee, is not adequately indemnified (Diamond Shamrock R & M's obligations under Article X of this Facilities Lease shall be deemed to be adequate indemnification if no Event of Default, Event of Facility Termination, Potential Default or Potential Facility Termination exists and if such civil liability is reasonably likely to be less than $500,000 per Facility and $1,000,000 in the aggregate for all Facilities), (iv) shall be permitted under the provisions of the Acquired Facilities Lease, if any, on such Facility, (v) if involving taxes, shall suspend the collection of taxes, and
(vi) shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Diamond Shamrock R & M or the Facility is subject and shall not constitute a default thereunder. Diamond Shamrock R & M shall conduct all such contests in good faith and with due diligence and shall promptly after the final determination (including appeals) of such contest, pay and discharge all amounts which shall be determined to be payable therein. Notwithstanding anything in this paragraph (a) to the contrary, Diamond Shamrock R & M shall not be obligated to actively contest any mechanics' or materialmen's Lien or claim which does not exceed $100,000, provided that the failure to so contest does not violate clauses (i)-(iv) or
(vi) above, provided further that such Lien is junior to any Lien of an Assignee on such Facility, and provided further, that Diamond Shamrock R & M shall in any event diligently contest and defend against the enforcement of any such Lien or claim in good faith and with due diligence and shall promptly, after the final determination (including appeals of such contest), pay and discharge all amounts which shall be determined to be payable therein.

         (b) At least ten (10) days prior to the commencement thereof, Diamond Shamrock R & M shall notify Brazos in writing of any such proceeding in which the amount in contest exceeds $100,000, and shall describe such proceeding in reasonable detail. If a taxing authority or subdivision thereof proposes an additional assessment or levy of any tax for which Diamond Shamrock R & M is obligated to reimburse Brazos under this Facilities Lease, or if Brazos is notified of the commencement of an audit or similar proceeding which could result in such an additional assessment, then Brazos shall in a timely manner notify Diamond Shamrock R & M in writing of such proposed levy or proceeding.


                                  ARTICLE XIX

                                 MISCELLANEOUS

         Section 19.01.  Survival.  All agreements, indemnities,
representations and warranties, and the obligation to pay Additional Rent contained in this Facilities Lease shall survive the expiration or other termination hereof.

         Section 19.02. Entire Agreement. This Facilities Lease and the Facility Leasing Records covering Facilities leased pursuant hereto and the instruments, documents or agreements referred to herein constitute the entire agreement between the parties and no representations, warranties, promises, guarantees or agreements, oral or written, express or implied, have been made by any party hereto with respect to this Facilities Lease or the Facility, except as provided herein or therein.

         Section 19.03. Modifications. This Facilities Lease may not be amended, modified or terminated, nor may any obligation hereunder be waived orally, and no such amendment, modification, termination or waiver shall be effective for any purpose unless it is in writing and is signed by the party against whom enforcement thereof is sought. A waiver on one occasion shall not be construed to be a waiver with respect to any other occasion.

         Section 19.04. GOVERNING LAW. THIS FACILITIES LEASE SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ARKANSAS WITH RESPECT TO FACILITIES LOCATED IN ARKANSAS, THE LAWS OF THE STATE OF COLORADO WITH RESPECT TO FACILITIES LOCATED IN COLORADO, THE LAWS OF THE STATE OF KANSAS WITH RESPECT TO FACILITIES LOCATED IN KANSAS, THE LAWS OF THE STATE OF LOUISIANA WITH RESPECT TO FACILITIES LOCATED IN LOUISIANA, THE LAWS OF THE STATE OF NEW MEXICO WITH RESPECT TO FACILITIES LOCATED IN NEW MEXICO, THE LAWS OF THE STATE OF OKLAHOMA

WITH RESPECT TO FACILITIES LOCATED IN OKLAHOMA, AND THE LAWS OF THE STATE OF TEXAS WITH RESPECT TO FACILITIES LOCATED IN TEXAS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE. ANY PROVISION OF THIS FACILITIES LEASE WHICH IS PROHIBITED BY LAW OR UNENFORCEABLE IN ANY JURISDICTION SHALL, AS TO SUCH JURISDICTION, BE INEFFECTIVE TO THE EXTENT OF SUCH PROHIBITION OR UNENFORCEABILITY WITHOUT INVALIDATING THE REMAINING PROVISIONS HEREOF, AND THE PARTIES HERETO SHALL NEGOTIATE IN GOOD FAITH APPROPRIATE MODIFICATIONS TO REFLECT SUCH CHANGES AS MAY BE REQUIRED BY LAW, AND, AS NEARLY AS POSSIBLE, TO PRODUCE THE SAME ECONOMIC EFFECTS AS THE PROVISION WHICH IS PROHIBITED OR UNENFORCEABLE; AND ANY SUCH PROHIBITION OR UNENFORCEABILITY IN ANY JURISDICTION SHALL NOT INVALIDATE OR RENDER UNENFORCEABLE SUCH PROVISION IN ANY OTHER JURISDICTION. TO THE EXTENT PERMITTED BY APPLICABLE LAW, DIAMOND SHAMROCK R & M AND BRAZOS HEREBY WAIVE ANY PROVISION OF LAW WHICH RENDERS ANY PROVISION HEREOF PROHIBITED OR UNENFORCEABLE IN ANY RESPECT.

         Section 19.05. No Offsets. The obligations of Diamond Shamrock R & M to pay all amounts payable pursuant to this Facilities Lease (including specifically and without limitation amounts payable due under Articles VI and X hereof) shall be absolute and unconditional under any and all circumstances of any character, and such amounts shall be paid without notice, demand, defense, setoff, deduction or counterclaim and without abatement, suspension, deferment, diminution or reduction of any kind whatsoever, except as herein expressly otherwise provided. The obligation of Diamond Shamrock R & M to lease and pay Basic Rent, Additional Rent or any other amounts for any and all Facilities is without any warranty or representation, express or implied, as to any matter whatsoever on the part of Brazos or any Assignee or any Affiliate of either, or anyone acting on behalf of any of them.

         NEITHER BRAZOS NOR ANY ASSIGNEE NOR ANY AFFILIATE OF EITHER, NOR ANYONE ACTING ON BEHALF OF ANY OF THEM, MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, AS TO THE SAFETY, TITLE, CONDITION, QUALITY, QUANTITY, FITNESS FOR USE, MERCHANTABILITY, CONFORMITY TO SPECIFICATION, ENVIRONMENTAL CONDITION (INCLUDING THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS), OR ANY OTHER CHARACTERISTIC, OF ANY STORE OR STORE FF&E, OR AS TO WHETHER ANY STORE OR STORE FF&E OR THE OWNERSHIP, USE, OCCUPANCY OR POSSESSION

THEREOF COMPLIES WITH ANY LAWS, RULES, REGULATIONS OR REQUIREMENTS OF ANY KIND.

         AS BETWEEN BRAZOS AND DIAMOND SHAMROCK R & M, ANY ASSIGNEE OR ANY INDEMNIFIED PERSON, AND TO THE EXTENT ALLOWED BY LAW, DIAMOND SHAMROCK R & M ASSUMES ALL RISKS AND WAIVES ANY AND ALL DEFENSES, SET-OFFS, DEDUCTIONS, COUNTERCLAIMS (OR OTHER RIGHTS), EXISTING OR FUTURE, TO ITS OBLIGATION TO PAY BASIC RENT, ADDITIONAL RENT AND ALL OTHER AMOUNTS PAYABLE HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY RELATING TO:

         (A) THE SAFETY, TITLE, CONDITION, QUALITY, QUANTITY, FITNESS FOR USE, MERCHANTABILITY, CONFORMITY TO SPECIFICATION, OR ANY OTHER QUALITY OR CHARACTERISTIC OF ANY STORE OR STORE FF&E, LATENT OR NOT;

         (B) ANY SET-OFF, COUNTERCLAIM, RECOUPMENT, ABATEMENT, DEFENSE OR OTHER RIGHT WHICH DIAMOND SHAMROCK R & M MAY HAVE AGAINST BRAZOS, ANY ASSIGNEE, OR ANY INDEMNIFIED PERSON FOR ANY REASON WHATSOEVER ARISING OUT OF THIS OR ANY OTHER TRANSACTION OR MATTER;

         (C) ANY DEFECT IN TITLE OR OWNERSHIP OF ANY STORE OR STORE FF&E OR ANY TITLE ENCUMBRANCE NOW OR HEREAFTER EXISTING WITH RESPECT TO THE STORES OR STORE FF&E;

         (D) ANY FAILURE OR DELAY IN DELIVERY OR ANY LOSS, THEFT OR DESTRUCTION OF, OR DAMAGE TO, ANY STORES OR STORE FF&E, IN WHOLE OR IN PART, OR CESSATION OF THE USE OR POSSESSION OF ANY STORES OR STORE FF&E BY DIAMOND SHAMROCK R & M FOR ANY REASON WHATSOEVER AND OF WHATEVER DURATION, OR ANY CONDEMNATION, CONFISCATION, REQUISITION, SEIZURE, PURCHASE, TAKING OR FORFEITURE OF ANY STORE OR STORE FF&E, IN WHOLE OR IN PART;

         (E) ANY INABILITY OR ILLEGALITY WITH RESPECT TO THE USE, OWNERSHIP, OCCUPANCY OR POSSESSION OF THE STORE OR STORE FF&E BY DIAMOND SHAMROCK R & M;

         (F) ANY INSOLVENCY, BANKRUPTCY, REORGANIZATION OR SIMILAR PROCEEDING BY OR AGAINST DIAMOND SHAMROCK R & M OR BRAZOS OR ANY ASSIGNEE;

         (G) ANY FAILURE TO OBTAIN, OR EXPIRATION, SUSPENSION OR OTHER TERMINATION OF, OR INTERRUPTION TO, ANY REQUIRED LICENSES, PERMITS, CONSENTS, AUTHORIZATIONS, APPROVALS OR OTHER LEGAL REQUIREMENTS;

         (H) THE INVALIDITY OR UNENFORCEABILITY OF THIS FACILITIES LEASE OR ANY OTHER INFIRMITY HEREIN OR ANY LACK OF POWER OR AUTHORITY OF BRAZOS OR DIAMOND SHAMROCK R & M TO ENTER INTO THIS FACILITIES LEASE; OR

         (I) ANY OTHER CIRCUMSTANCES OR HAPPENING WHATSOEVER, WHETHER OR NOT SIMILAR TO ANY OF THE FOREGOING.

         DIAMOND SHAMROCK R & M HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS WHICH IT MAY NOW HAVE OR WHICH AT ANY TIME HEREAFTER MAY BE CONFERRED UPON IT, BY STATUTE OR OTHERWISE, TO TERMINATE, CANCEL, QUIT, RESCIND OR SURRENDER THIS FACILITIES LEASE EXCEPT IN ACCORDANCE WITH THE EXPRESS TERMS HEREOF.

         Section 19.06. Non-Recourse. Brazos' obligations hereunder are intended to be the limited obligations of the limited partnership and of the corporation which is the general partner thereof. Notwithstanding any other provision of this Facilities Lease, Diamond Shamrock R & M agrees that the personal liability of Brazos and the partners comprising Brazos shall be strictly and absolutely limited to the Facility and no recourse for the payment of any amount due under this Facilities Lease or any other agreement contemplated hereby, or for any claim based thereon or otherwise in respect thereof, shall be had against any other assets of the limited partnership or of the general or of any limited partner of Brazos or any incorporator, shareholder, officer, director or Affiliate (past, present or future) of such general partner or limited partner, or of any Affiliate of either, or of any successor corporation to any corporate general partner or any corporate limited partner of Brazos, it being understood that Brazos is a limited partnership entering into the transactions involved in and relating to this Facilities Lease on the express understanding aforesaid.

         Section 19.07.  Notices.

         (a) Any notice or request which by any provision of this Facilities Lease is required or permitted to be given by either party to the other shall be deemed to have been given when delivered by hand (including, delivery by courier), deposited in the mail, postage prepaid, by certified or registered mail or, if promptly confirmed by mail or by hand-delivery, as provided above, when sent by telex, or other written telecommunication, addressed to the following specified addresses or to such other addresses as Brazos or Diamond Shamrock R & M may specify by written notice to the other party:

         If to Brazos:

         Brazos River Leasing L.P.

         2911 Turtle Creek Blvd., Suite 1240
         Dallas, Texas  75219
         Attention:  Gregory C. Greene
         Telephone:  (214) 522-7296
         Telecopy:   (214) 520-2009

         If to Diamond Shamrock R & M:

         (i)     By Mail:

                 Diamond Shamrock Refining and Marketing Company
                 P.O. Box 696000
                 San Antonio, Texas 78269-6000
                 Attention:  Treasurer

         (ii)    By Hand Delivery:

                 Diamond Shamrock Refining and Marketing Company
                 9830 Colonnade Boulevard
                 San Antonio, Texas 78230
                 Attention:  Treasurer

                 Telephone:  (210) 641-6800
                 Telex:  510-601-5725
                 Answerback:  DIAMSHAM SNT UQ
                 Telecopy:  (210) 641-8484

With a copy to any Assignee at such address as such Assignee may specify by written notice to Brazos and Diamond Shamrock R & M.

         (b) Brazos shall within five (5) Business Days give to Diamond Shamrock R & M a copy of all notices received by Brazos pursuant to any Credit Agreement and any other notices received with respect to any Facility.

         Section 19.08. Usury. No provision of this Facilities Lease, the Agreement for Facilities Lease or any other instrument relating to this Facilities Lease, shall require the payment or permit the collection of interest in excess of the maximum non-usurious interest rate under applicable law (the "Maximum Rate"). If any excess interest in such respect is so provided for, or shall be adjudicated to be so provided for, the provisions of this Section 19.08 shall govern, and neither Diamond Shamrock R & M nor its successors or assigns shall be obligated to pay the amount of such interest to the extent it is in excess of the Maximum Rate. In determining the Maximum Rate, any interest shall be spread over the term of the Facilities Lease to the extent permitted by applicable U.S. Federal or state law, notwithstanding the actual time for the payment of any rent or other amounts hereunder. It is expressly stipulated and agreed to be the intent of Brazos and Diamond Shamrock R & M at all times to comply with applicable state law governing the Maximum Rate or the amount of interest payable pursuant to this Facilities Lease (or applicable U.S. Federal law to the extent that it permits Brazos to contract for, charge, take, reserve or receive a greater amount of interest than under state law). If the applicable law is ever judicially interpreted so as to render usurious any amount called for under the Facilities Lease, the Agreement for Facilities Lease or any of the other documents relating to this Facilities Lease or any amount contracted for, charged, taken, reserved or received with respect to this Facilities Lease, or if Brazos' exercise of any option herein or in any other document contained to accelerate the payment of amounts required hereunder results in Diamond Shamrock R & M having paid any interest in excess of that permitted by applicable law, then it is Brazos' and Diamond Shamrock R & M's intent that all excess amounts theretofore collected by Brazos be credited on the remaining balance of payments due hereunder (or, if all amounts due hereunder have been or would thereby be paid in full, refunded to Diamond Shamrock R & M) and the provisions of this Facilities Lease shall immediately be deemed reformed in the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and under any other document relating hereto.
If at any time the amount of any interest for a year, would, but for this
Section 19.08, exceed the amount of interest that would have been accrued during such year if the Maximum Rate had from time to time been in effect, the total interest payable for such year shall be limited to the amount that would have been accrued if the Maximum Rate had from time to time been in effect, and to the fullest extent permitted by applicable law, such excess shall be (i) spread and allocated to the preceding periods in which the interest paid was less than the interest that would have been accrued at the Maximum Rate or (ii) spread and allocated to subsequent periods in which the total payments on account of interest are less than the interest that would have accrued at the Maximum Rate.

         Section 19.09. No Merger. There shall be no merger of this Facilities Lease or of the leasehold estate hereby created with the fee estate in any Facility by reason of the fact that the same person acquires or holds, directly or indirectly, this Facilities Lease or the leasehold estate hereby created or any interest herein or in such leasehold estate as well as the fee estate in any Facility or any interest in such fee estate.

         Section 19.10.  Sale or Assignment by Brazos.

         (a) Subject to Section 19.13(b), Brazos shall not sell or assign its right, title, interest or obligations under this Facilities Lease, except that Brazos shall have the right to finance the acquisition and ownership of the Facility by selling, assigning or granting a security interest in its right, title and interest in this Facilities Lease and any or all amounts due from Diamond Shamrock R & M or any third party under this Facilities Lease, provided that any such sale, assignment or grant of a security interest shall be subject to the rights and interests of Diamond Shamrock R & M under this Facilities Lease.

         (b) Upon the occurrence of an event of default under the Credit Agreement, any Assignee shall, except as otherwise agreed by Brazos and Assignee, have all the rights, powers, privileges and remedies of Brazos hereunder, and Diamond Shamrock R & M's obligations as between itself and such Assignee hereunder shall not be subject to any claims or defense that Diamond Shamrock R & M may have against Brazos. Upon written notice to Diamond Shamrock R &

M of any such assignment, Diamond Shamrock R & M shall attorn to any Assignee, and Diamond Shamrock R & M shall thereafter make payments of Basic Rent, Additional Rent and other sums due hereunder to Assignee, to the extent specified in such notice, and such payments shall discharge the obligation of Diamond Shamrock R & M to Brazos hereunder to the extent of such payments. Anything contained herein to the contrary notwithstanding, no Assignee shall be obligated to perform any duty, covenant or condition required to be performed by Brazos hereunder, and any such duty, covenant or condition shall be and remain the sole obligation of Brazos.

         Section 19.11. Income Taxes. Brazos agrees that it will not file any Federal, state or local income tax returns during the Lease Term or Renewal Term, if any, with respect to any Facility that are inconsistent with the treatment of Diamond Shamrock R & M as owner of such Facility for Federal, state and local income tax purposes.

         Section 19.12. Transfer on As-Is Basis. In connection with any sale of Facility pursuant to this Facilities Lease, when Brazos transfers title, such transfer shall be on an as-is, non-installment sale basis, without warranty by, or recourse to, Brazos, but free of the Lien created by a Credit Agreement.

         Section 19.13.  Right to Perform for Diamond Shamrock R & M.

         (a) If Diamond Shamrock R & M fails to perform or comply with any of its covenants or agreements contained in this Facilities Lease, Brazos may, upon notice to Diamond Shamrock R & M but without waiving or releasing any obligations or default, itself perform or comply with such covenant or agreement, and the amount of the reasonable expenses of Brazos incurred in connection with such performance or compliance, shall be payable by Diamond Shamrock R & M, not later than ten (10) days after written notice by Brazos.

         (b) Without in any way limiting the obligations of Diamond Shamrock R & M hereunder, Diamond Shamrock R & M hereby irrevocably appoints Brazos as its agent and attorney at the time at which Diamond Shamrock R & M is obligated to deliver possession of any Facility to Brazos, to demand and take possession of such Facility in the name and on behalf of Diamond Shamrock R & M from whomsoever shall be at the time in possession thereof.

         Section 19.14.  Merger, Consolidation or Sale of Assets.

         (a) Diamond Shamrock R & M may not consolidate with or merge into any other corporation or sell all or substantially all of its assets to any Person, except that Diamond Shamrock R & M may consolidate with or merge into any other corporation, or sell all or substantially all of its assets to any Person; provided that, the surviving corporation or transferee Person shall assume, by execution and delivery of instruments satisfactory to Brazos, the obligations of Diamond Shamrock R & M hereunder and become successor to Diamond Shamrock R & M, but Diamond Shamrock R & M, if it is the surviving corporation, shall not thereby be released, without the consent of Brazos, from its obligations hereunder and, provided further, that such surviving corporation or transferee Person will, on a pro forma basis, immediately after such consolidation, merger or sale, possess a consolidated net worth greater than or equal to that of Diamond Shamrock R & M immediately prior to such consolidation, merger or sale and no Event of Default or Event of Facility Termination shall have occurred or result therefrom.

         (b) Brazos may not consolidate with or merge into any other corporation or sell all or substantially all of its assets to any Person, except that Brazos may consolidate with or merge into any other corporation, or sell all or substantially all of its assets to any Person; provided that, the surviving corporation or transferee Person shall assume, by execution and delivery of instruments satisfactory to Diamond Shamrock R & M, the obligations of Brazos hereunder and become successor to Brazos, but Brazos shall not thereby be released without the consent of Diamond Shamrock R & M from its obligations hereunder and, provided further, that such surviving corporation or transferee Person will, on a pro forma basis, immediately after such consolidation, merger or sale, possess a consolidated net worth greater than or equal to that of Brazos immediately prior to such consolidation, merger or sale and, provided further, that the Guaranty and Residual Guaranty Payment Support shall remain in full force and effect for the benefit of the surviving corporation or transferee Person and Diamond Shamrock R & M shall provide to Brazos such documents, opinions or other assurances to such effect as Brazos may reasonably request.

         (c) The terms and provisions of this Facilities Lease shall be binding upon and inure to the benefit of Brazos and Diamond Shamrock R & M and their respective successors and assigns.

         Section 19.15. Expenses. Diamond Shamrock R & M shall pay all of the out-of-pocket costs and expenses incurred by Brazos and any Assignee in connection with this Facilities Lease, including without limitation the reasonable fees and disbursements of counsel to Brazos and counsel to any Assignee.

         Section 19.16. Payment of Taxes. In connection with the sale or purchase of Facility pursuant to this Facilities Lease, Diamond Shamrock R & M shall pay or shall cause the purchaser of such Facility to pay in addition to the purchase price, all transfer taxes, transfer gains taxes, mortgage recording tax, if any, recording and filing fees and all other similar taxes, fees, expenses and closing costs (including reasonable attorneys' fees) in connection with the conveyance of such Facility to Diamond Shamrock R & M or any purchaser; provided that Diamond Shamrock R & M or any purchaser shall not be required to pay U.S. Federal net income or capital gains taxes or to pay state and local net income or capital gains taxes which are imposed by a state or locality because of a relationship between Brazos and such state or locality unrelated to ownership of such Facility.

         Section 19.17. Rule Against Perpetuities. The parties hereto do not intend any interest created by this Facilities Lease to be a perpetuity or to be subject to invalidation under the perpetuities rule, however, if the rule is to be applied, then the perpetuities period shall be twenty-one (21) years after the last to die of the currently living great-grandchildren and/or grandchildren of George H. W. Bush.

         Section 19.18. Reexecution. The parties hereto shall reexecute this Facilities Lease to the extent necessary to make this Facilities Lease enforceable under the laws of any State in which a Facility is located.

         Section 19.19. Purchase or Sale of Property. Notwithstanding anything to the contrary herein, Diamond Shamrock R & M shall not have the right to purchase any Facility or arrange for the sale of any Facility to a third party unless simultaneous with such purchase or sale any Property on which such Facility is located is purchased by Diamond Shamrock R & M or sold to a third party.

         Section 19.20. Severability. In case one or more provisions of this Facilities Lease shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

         IN WITNESS WHEREOF, Brazos and Diamond Shamrock R & M have caused this Amended and Restated Facilities Lease Agreement to be executed and delivered by their duly authorized officers as of the day and year first above written.

                                        BRAZOS RIVER LEASING L.P.


                                        By: Headwater Investments L.P.,
                                            its General Partner


                                        By: Headwater Holdings, Inc.,
                                            its General Partner



                                        By: /s/ GREGORY C. GREENE
                                            -----------------------------------
                                            Gregory C. Greene,
                                            President



                                        DIAMOND SHAMROCK REFINING
(Corporate Seal)                          AND MARKETING COMPANY

ATTEST:



                                        By: /s/ R.C. BECKER
------------------------                    -----------------------------------
                                        Name: R.C. Becker
                                        Title:

STATE OF NEW YORK         Section
                          Section
COUNTY OF NEW YORK        Section

         BEFORE ME, the undersigned authority, personally appeared Gregory C. Greene, President of HEADWATER HOLDINGS, INC., a Texas corporation, the general partner of HEADWATER INVESTMENTS L.P.,, a Texas limited partnership, the general partner of BRAZOS RIVER LEASING L.P., a Texas limited partnership, known to me to be the person whose name is subscribed to the foregoing instrument, and who acknowledged to me that he executed same for the purposes herein expressed and in the capacity herein stated.

         WITNESS MY HAND AND SEAL OF OFFICE this _____ day of December 1996.




                                                NOTARY PUBLIC, STATE OF NEW YORK


STATE OF NEW YORK         Section
                          Section
COUNTY OF NEW YORK        Section

         BEFORE ME, the undersigned authority, personally appeared _____________________________, __________________ of DIAMOND SHAMROCK REFINING
AND MARKETING COMPANY, a Delaware corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and who acknowledged to me that he executed same for the purposes herein expressed and in the capacity herein stated.

         WITNESS MY HAND AND SEAL OF OFFICE this _____ day of December 1996.




                                                NOTARY PUBLIC, STATE OF NEW YORK

                                   EXHIBIT A

                             SCHEDULE OF INSURANCE


         1. All risk direct physical damage insurance for the Property and all improvements, equipment and structures located thereon in the amounts and subject to the deductibles and self-insurance provisions that are applicable under like insurance coverage maintained by Lessee for similar property and equipment owned, leased or held by Lessee.

         2. Comprehensive general public liability insurance, including, without limitation, general auto liability, covering legal liability against claims for bodily injury, death or property damage, occurring on, in or about each Property and the improvements, equipment and structures located thereon, or occurring as a result of the use of products sold or services rendered at a Property in the minimum amount of $1,000,000 with respect to any one occurrence, accident or disaster or incidence of negligence, together with excess liability insurance covering the same risks to a combined single limit of a minimum of $15,000,000 per occurrence, or any combination of primary and excess liability insurance with the equivalent cumulative limits per occurrence, which primary and excess liability coverage may be subject to such deductibles and the Lessee may self-insure with respect to such coverage to the extent of $1,000,000 per occurrence, or to such greater extent as may be approved by Lessor in writing.

         3. Pollution insurance covering physical damage to the Property and the improvements, equipment, and structures located thereon and the legal liability of Lessor and Lessee against claims for bodily injury, death or property damage resulting from the seepage of or pollution by petroleum products which are stored, used, handled or sold on or at Property, in the minimum amount as may be required by law, or, if greater, in the minimum amount as may be applicable under like insurance coverage maintained by Lessee for similar property and equipment owned, leased or held by Lessee, under any combination of primary and excess coverage, which primary and excess pollution coverage may be subject to such deductibles and the Lessee may self-insure with respect to such coverage to the extent of $10,000,000 per occurrence, or to such greater extent as may be approved by Lessor in writing.

         4. Workers' compensation and employers' liability insurance covering Diamond Shamrock R & M's employees in such amount as is required by law, or if permissible under state law, any legally appropriate alternative providing substantially similar compensation for injured workers.


                                                             March 21, 1997